UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INNOVIVA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS
SUBJECT TO COMPLETION, DATED MARCH 7, 2017

                         , 2017

Dear Fellow Innoviva Stockholder:

        I am pleased to invite you to attend Innoviva, Inc.'s 2017 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on                        , 2017 at                . The Annual Meeting will begin promptly at        [a.m./p.m.], local time. For directions to the Annual Meeting, please write to our Corporate Secretary at Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005.

        Your Board of Directors (the "Board of Directors") is recommending a highly qualified, experienced and diverse slate of director nominees for election to the Board of Directors at the Annual Meeting. At the Annual Meeting, we will ask you to: (1) elect seven directors; (2) cast a non-binding advisory vote to approve named executive officer compensation; (3) cast a non-binding advisory vote on the frequency of non-binding advisory votes on executive compensation; (4) ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017; (5) vote on a stockholder proposal, if properly presented at the Annual Meeting; and (6) take action upon any other business as may properly come before the Annual Meeting.

        Our management team will further elaborate at the Annual Meeting on our strategy to deliver enhanced stockholder value. We also will review our progress during the past year and answer your questions.

        The accompanying materials include the Notice of Annual Meeting of Stockholders and proxy statement (the "Proxy Statement"). The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about us that you should consider when you vote your shares.

        Also enclosed with these proxy materials is a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of our Board of Directors.

        This year's Annual Meeting will be a particularly important one, and YOUR vote is extremely important.

        Whether or not you will be able to attend the Annual Meeting, it is very important that your shares be represented. We urge you to read the accompanying Proxy Statement carefully and to use the enclosed WHITE proxy card to vote for the Board of Directors' nominees, and in accordance with the Board of Directors' recommendations on the other proposals, as soon as possible. You may vote your shares by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. For your convenience, you may also vote your shares via the Internet or by a toll-free telephone number by following the instructions on the enclosed WHITE proxy card.

        Your vote will be especially important at the Annual Meeting. Sarissa Capital Domestic Fund LP and certain of its affiliates (together, "Sarissa") have notified the Company that Sarissa intends to nominate a slate of four nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board of Directors and to present a proposal to repeal any provision of the Company's Amended and Restated Bylaws (the "Bylaws") adopted without stockholder approval following February 6, 2017 (the "Sarissa Proposal"). Sarissa's nominees, if all four are elected, will have control of the Board of Directors. You may receive a proxy statement, [color] proxy card and other solicitation materials from Sarissa. The Company is not responsible for the accuracy of any information provided by, or relating to, Sarissa or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Sarissa or any other statements that Sarissa may otherwise make. Sarissa chooses which of our stockholders will receive Sarissa's proxy solicitation materials.

        The Board of Directors does NOT endorse any of Sarissa's nominees and unanimously recommends that you vote "For" the election of each of the nominees proposed by the Board of Directors and "Against" the Sarissa Proposal described above. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY [COLOR] PROXY CARD SENT TO YOU BY SARISSA. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A [COLOR] PROXY CARD SENT TO YOU BY SARISSA, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

        If your brokerage firm, bank, dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in "street name"), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. To the extent your broker provides you with Sarissa's proxy materials, if you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors (Proposal 1) or any of the other proposals on the agenda. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares on the WHITE proxy card.

        YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY SARISSA.

        Holders of shares as of the close of business on February 24, 2017, the record date for voting at the Annual Meeting, are urged to submit a WHITE proxy card, even if your shares were sold after such date.

        Thank you for your continued support. If you have any questions, please contact Innisfree M&A Incorporated ("Innisfree"), our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll-free at 1 (888) 750-5834. Banks and brokers may call collect at 1 (212) 750-5833.

        On behalf of your Board of Directors, thank you for your continued support and interest.

Very truly yours,

Michael W. Aguiar President and Chief Executive Officer

Innoviva, Inc.
2000 Sierra Point Parkway, Suite 500
Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On                , 2017

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Innoviva, Inc., a Delaware corporation (the "Company"). The meeting will be held on                , 2017 at        [a.m./p.m.], local time, at                for the following purposes:

Proposal 1:	To elect seven directors to serve for the ensuing year.
Proposal 2:	To approve a non-binding advisory resolution regarding executive compensation.
Proposal 3:	To vote on the frequency of non-binding advisory votes on executive compensation.
Proposal 4:
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.
Proposal 5:	To vote on a stockholder proposal, if properly presented at the Annual Meeting, to repeal certain provisions of the Bylaws.

        To conduct any other business properly brought before the Annual Meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is February 24, 2017. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

        Please note that Sarissa Capital Domestic Fund LP and certain of its affiliates (collectively, "Sarissa") have stated their intention to nominate four nominees for election as directors at the Annual Meeting. Sarissa's nominees, if all four are elected, will have control of the Board of Directors. You may receive solicitation materials from Sarissa seeking your proxy to vote for Sarissa's nominees and to present a proposal to repeal any provision of the Bylaws adopted without stockholder approval following February 6, 2017 (the "Sarissa Proposal"). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE BOARD OF DIRECTORS' NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY [COLOR] PROXY CARD SENT TO YOU BY SARISSA. If you have already voted using a [color] proxy card sent to you by Sarissa, you can REVOKE it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement.

        YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED WHITE PROXY CARD.

        If you have any questions regarding this information or the proxy materials, please contact Innisfree, our proxy solicitor assisting us in connection with the Annual Meeting, at 1 (888) 750-5834. Banks and brokers may call collect at 1 (212) 750-5833.

By Order of the Board of Directors
Michael W. Aguiar President and Chief Executive Officer

Brisbane, California
                , 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held on                , 2017:

The Proxy Statement is available at http://investor.inva.com/proxy.cfm.

Innoviva, Inc.
2000 Sierra Point Parkway, Suite 500
Brisbane, California 94005

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

        This proxy statement (the "Proxy Statement") is furnished in connection with solicitation of proxies by our Board of Directors (the "Board of Directors") for use at the 2017 Annual Meeting of Stockholders (the "Annual Meeting") to be held on                , 2017 at        [a.m./p.m.], local time, and any postponements or adjournments thereof. The Annual Meeting will be held at                . For directions to the Annual Meeting, please write to our Corporate Secretary at Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005. As used in this Proxy Statement, the terms "Innoviva," the "Company," "we," "us," and "our" mean Innoviva, Inc. and its subsidiaries unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this Proxy Statement and the enclosed WHITE proxy card because the Board of Directors of Innoviva, Inc. is soliciting your proxy to vote at the Annual Meeting to be held on                , 2017 at        [a.m./p.m.], local time, and any postponements or adjournments thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed WHITE proxy card, or follow the instructions on the enclosed WHITE proxy card to submit your proxy via telephone or on the Internet.

        We intend to mail this Proxy Statement and accompanying WHITE proxy card on or about                , 2017 to all stockholders of record entitled to vote at the Annual Meeting.

What is included in the proxy materials?

        The proxy materials include:

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  This Proxy Statement for the Annual Meeting;

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  Our 2016 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended December 31, 2016; and

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  The WHITE proxy card.

Can I attend the Annual Meeting?

        You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of February 24, 2017 (the "Record Date"). Admission will begin at        [a.m./p.m.], local time, on the date of the Annual Meeting, and you must present valid picture identification, such as a driver's license or passport, and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting. The Annual Meeting will begin promptly at        [a.m./p.m.], local time.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 109,201,168 shares of the Company's Common

Stock, par value $0.01 per share (the "Common Stock"), outstanding. The holders of Common Stock have the right to one vote for each share they held as of the Record Date.

        In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on                , 2017 and will be accessible for ten days prior to the Annual Meeting at our principal place of business, 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005, between the hours of 9:00 a.m. and 5:00 p.m., local time.

  Stockholder of Record: Shares Registered in Your Name

        If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed WHITE proxy card or vote by proxy via telephone or the Internet as instructed on your WHITE proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. To the extent your broker or other agent provides you with Sarissa's proxy materials, if you do not provide instructions for voting the shares that you beneficially own, the organization holding your shares cannot vote them for you on the election of directors (Proposal 1), nor on any of the other proposals on the agenda. Even if your broker or other agent does not provide you with Sarissa's proxy materials, that organization cannot vote your shares on the election of directors (Proposal 1), nor can such organization vote your shares for you on Proposals 2, 3 or 5. We encourage you to provide voting instructions to the brokerage firm, bank, dealer or other similar organization that is the record holder of your shares. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you provide a valid proxy from your broker, bank or other custodian.

What does it mean if I receive more than one proxy card?

        Many of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts. Please sign, date and return or otherwise submit your proxy with respect to each WHITE proxy card to ensure that all of your shares are voted.

        Additionally, please note that Sarissa has stated its intention to nominate four nominees for election as directors at the Annual Meeting and present a proposal calling for a repeal of any provision of the Company's Amended and Restated Bylaws (the "Bylaws") in effect at the time of the Annual Meeting that was not included in the Bylaws publicly filed with the Securities and Exchange Commission (the "SEC") on or prior to February 6, 2017 (the "Sarissa Proposal"). Sarissa's nominees, if all four are elected, will have control of the Board of Directors. If Sarissa proceeds with its nominations and the Sarissa Proposal, you may receive proxy solicitation materials from Sarissa, including an opposition proxy statement and a [color] proxy card. Your Board of Directors unanimously recommends that you disregard and do not return any [color] proxy card you receive from Sarissa.

Voting to "withhold" with respect to any Sarissa nominee on a [color] proxy card sent to you by Sarissa is not the same as voting for your Board of Directors' nominees because a vote to "withhold" with respect to any Sarissa nominee on its [color] proxy card will revoke any proxy you previously submitted.

        If you have already voted using Sarissa's [color] proxy card, you have every right to change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call Innoviva's proxy solicitor, Innisfree M&A Incorporated ("Innisfree"). Stockholders may call toll-free at 1 (888) 750-5834. Banks and brokers may call collect at 1 (212) 750-5833.

What am I voting on?

        The following chart sets forth the proposals scheduled for a vote at the Annual Meeting, our Board of Directors recommendation with respect to such proposals, the vote required for such proposals to be approved and whether broker discretionary voting is allowed on such proposals.

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed

Proposal 1: Elect seven directors to serve until the 2018 Annual Meeting of Stockholders.	FOR	Plurality	No

Proposal 2: Approval a non-binding advisory resolution regarding executive compensation.	FOR	Majority Votes Cast	No

Proposal 3: Approve an advisory non-binding resolution on the frequency of holding non-binding advisory vote on executive compensation.	1 YEAR	Plurality	No

Proposal 4: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.	FOR	Majority Votes Cast	Yes*

Proposal 5: Vote on a stockholder proposal, if properly presented at the Annual Meeting.	AGAINST	Supermajority of Outstanding Shares	No

        Plurality means with respect to Proposal 1, that the nominees for director receiving the greatest number of votes will be elected and, with respect to Proposal 3, the frequency receiving the most votes cast will be considered the stockholder preferred frequency. Abstentions and broker non-votes, if any, will have no effect on Proposals 1 or 3.

        Majority Votes Cast means that with respect to Proposals 2 and 4, a proposal that receives an affirmative majority of the votes cast will be approved. Abstentions and broker non-votes, if any, will have no effect on Proposal 2. Abstentions, if any, will have no effect on Proposal 4.

        Supermajority of Outstanding Shares means that with respect to Proposal 5, the proposal will only pass if it receives the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the outstanding shares of Common Stock entitled to vote, in person or by proxy. Abstentions and broker non-votes, if any, will have the effect of a vote "Against" Proposal 5.

        Broker Discretionary Voting occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.

        *      If you do not provide your broker with voting instructions regarding Proposal 4, your broker may vote your shares in their discretion on Proposal 4 only to the extent that your broker has not provided you with Sarissa's proxy materials.

        In an uncontested election of directors, our Bylaws mandate that directors be elected by a majority vote of votes cast, as described below under "ELECTION OF DIRECTORS—MAJORITY VOTING BYLAW." In contested elections, our Bylaws mandate that directors be elected by a plurality vote. For purposes of our Bylaws, a contested election is any election of directors for which our Secretary determined that the number of nominees for director exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting. Our Secretary has determined that the election at the Annual Meeting is a contested election because nomination of Sarissa's nominees would result in more persons nominated to serve as a director than Board of Director seats available. Accordingly, the provisions of our Bylaws relating to majority voting for directors in uncontested elections will not be applicable to the Annual Meeting and, pursuant to our Bylaws, plurality voting will apply for the election of directors at the Annual Meeting.

        The seven nominees for director who receive the most votes of all votes cast for directors will be elected. If you do not vote for a particular nominee, or if you indicate on your proxy card, via the Internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee. In addition, if you hold shares of our Common Stock through a broker-dealer, bank nominee, custodian or other securities intermediary, such intermediary will not vote your shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing such intermediary to vote for such nominee.

        It will NOT help elect your Board of Directors if you sign and return a [color] proxy card sent by Sarissa, even if you withhold (or abstain from voting) on Sarissa's director nominees. Doing so will cancel any previous vote you may have cast on our WHITE proxy card. The only way to support your Board of Directors' nominees is to vote FOR the Board of Directors' nominees on our WHITE proxy card and to disregard, and not return, any other color proxy card, including any [color] proxy card that you receive from Sarissa.

        Pursuant to our Bylaws, written notice by stockholders of qualifying nominations for election to our Board of Directors must have been received by our Secretary by February 8, 2017. We did not receive any such nominations other than the nominations from Sarissa, and no other nominations for election to our Board of Directors may be made by stockholders at the Annual Meeting.

        If for some reason any of the Board of Directors' nominees are unable to serve, or for good cause will not serve, if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board of Directors and, unless you indicate otherwise on the WHITE proxy card, your shares will be voted in favor of the Board of Directors' remaining nominees. As of the date of the Notice of Annual Meeting of Stockholders, we know of no reason why any of the Board of Directors' nominees would be unable or for good cause unwilling to serve as a director if elected.

How do I vote?

        With regard to the election of directors (Proposal 1), you may either vote "For" the seven nominees to the Board of Directors or you may withhold your authority to vote for any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the seven named nominees. For Proposals 2, 4 and 5, you may vote "For" or "Against" or abstain from voting and for Proposal 3, you may vote "1 year", "2 years" or "3 years". We do not have cumulative voting rights for the election of directors. The procedures for voting are explained below.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record as of the Record Date, you may vote by using the enclosed WHITE proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

  •
  To vote using the WHITE proxy card, simply complete, sign and date the enclosed WHITE proxy card and return it promptly in the postage-paid envelope provided. If you return your signed WHITE proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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  To vote on the Internet, please follow the instructions provided on your WHITE proxy card.

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  To vote by telephone, please follow the instructions provided on your WHITE proxy card.

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  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent as of the Record Date, you should have received instructions for granting proxies with these proxy materials from that organization rather than from us. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Common Stock you owned as of the Record Date.

What if I return a WHITE proxy card but do not make specific choices?

        If you return a signed WHITE proxy card without marking any voting selections, your shares will be voted (1) "For" the election of each of the seven nominees for director, (2) "For" approval of the non-binding advisory resolution regarding executive compensation, (3) "1 year" on the frequency of holding non-binding advisory votes on executive compensation, (4) "For" ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2017 and (5) "Against" the Sarissa Proposal, if properly presented at the Annual Meeting.

        If you are not a record holder (i.e., your shares are held through a broker, bank, brokerage firm, dealer or other similar organization), your broker is required to vote such shares in accordance with the instructions you provide. To the extent your broker provides you with Sarissa's proxy materials, if you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors (Proposal 1) or any of the other proposals on the agenda. To the extent your broker does not provide you with Sarissa's proxy materials, that organization may use its discretionary authority to vote your shares with respect to Proposal 4, but cannot vote your shares on the election of directors (Proposal 1), nor on Proposals 2, 3 or 5.

What happens if additional matters are presented at the Annual Meeting?

        If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the WHITE proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How are votes counted?

        Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes, if any. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for Proposals 1, 2, 3 or 4, but will have the effect of a vote "Against" Proposal 5. Broker non-votes, if any, as described in the next paragraph, have no effect and will not be counted toward the vote total for Proposals 1, 2 and 3, but will have the effect of a vote "Against" Proposal 5.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current broker voting rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. To the extent that the institution that holds your shares has forwarded Sarissa's proxy materials to you, all of the proposals of the agenda would be considered "non-discretionary" and therefore if you hold your shares through a broker, bank or other agent, your shares will not be voted on any of the proposals unless you provide voting instructions to the record holder. To the extent that your broker has not forwarded Sarissa's proxy materials to you, it may use its discretionary authority to vote your shares with respect to Proposal 4, but cannot vote your shares on the election of directors (Proposal 1), nor on Proposals 2, 3 or 5.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of four ways:

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  You may change your vote using the Internet or telephone methods described above prior to the Annual Meeting, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted.

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  You may submit another properly completed proxy card with a later date.

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  You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005.

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  You may attend the Annual Meeting and vote in person. If you are not a record holder of shares, you must provide a "legal" proxy from the record holder in order to vote your shares in person at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        If you have previously signed a [color] proxy card sent to you by Sarissa, you may change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card. Submitting a Sarissa [color] proxy card—even if you withhold your vote on the Sarissa nominees—will revoke any votes you previously made via our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board of Directors, you should disregard and not return any [color] proxy card that you may receive from Sarissa, even as a protest vote against Sarissa.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

        Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. To the extent your broker provides you with Sarissa's proxy materials, if you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors (Proposal 1) or any of the other proposals on the agenda. To the extent your broker does not provide you with Sarissa's proxy materials, and in the absence of your timely instructions, that organization may use its discretionary authority to vote your shares with respect to Proposal 4, but cannot vote your shares on the election of directors (Proposal 1), nor on Proposals 2, 3 or 5. Please note that since in all cases, brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, we encourage you to provide instructions to your broker regarding the voting of your shares.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if a majority of all shares outstanding on the Record Date, are represented at the Annual Meeting by stockholders present either in person or by proxy. On the Record Date, there were 109,201,168 shares of Common Stock outstanding and entitled to vote. Thus, 54,600,585 shares must be represented by stockholders present either in person at the Annual Meeting or by proxy to have a quorum.

        Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote in person at the Annual Meeting. Abstentions and any broker non-votes will be counted toward the quorum requirement.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Innoviva or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published, if available, on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the end of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to report preliminary results, and to file an amendment to such Form 8-K to report the final results within four business days after the final results are known to us.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, facsimile or email or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. As a result of the potential proxy solicitation by Sarissa, we may incur additional costs in connection with our solicitation of proxies. We have hired Innisfree, 501 Madison Avenue, 20th Floor, New York, New York 10022 to assist us in the solicitation of proxies for a fee of up to $                    plus out-of-pocket expenses. Innisfree expects that approximately 35 of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year will significantly exceed those normally spent for an Annual Meeting. Such costs are expected to aggregate approximately $        , exclusive of any potential litigation costs in connection with the Annual Meeting. These additional solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel and financial and other advisors to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our Common Stock, as described above; and the costs of retaining an independent inspector of election. To date, we have incurred approximately $        of these solicitation costs. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials in the mail?

        We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice of Annual Meeting of Stockholders and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, stockholders should send their requests to our principal executive offices at Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005, Attention: Corporate Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

When are stockholder proposals due for next year's Annual Meeting?

        If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and be received by the Corporate Secretary of the Company on or before                , 2017. If you wish to submit a proposal to be presented at the 2018 annual meeting of stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our Bylaws, must be received by the Corporate Secretary of the Company at Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005, Attention: Corporate Secretary, no earlier than                 2018 and no later than                2018. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Innoviva's current Bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.inva.com.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of seven directors. All seven current directors are nominees for election to the Board of Directors at the Annual Meeting, and their ages as of the Record Date, their positions and offices held with the Company and certain biographical information are set forth below. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board of Directors unanimously recommends that you vote FOR all of the Board of Directors' nominees.

        Each director to be elected will hold office until the next annual meeting of stockholders, or until the director's death, resignation or removal. All of the nominees listed below are currently directors of the Company and their nomination has been approved by both the Nominating/Corporate Governance Committee of the Board of Directors and the Board of Directors. It is our policy to encourage nominees for director to attend the Annual Meeting. Generally we schedule our annual meeting of stockholders on the same day as a meeting of our Board of Directors to facilitate attendance by the director nominees. One of our directors serving as of our last annual meeting attended the 2016 annual meeting in person.

        All of the nominees named in this Proxy Statement have been nominated by our Board of Directors to be elected by holders of our Common Stock and each person nominated for election has agreed to serve if elected. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

        In addition to the information set forth below, Appendix A sets forth information relating to our directors, nominees for directors and certain of our officers and employees who may be considered "participants" in our solicitation of proxies under the applicable SEC rules by reason of their position as directors of the Company, as nominees for directors or because they may be soliciting proxies on our behalf.

NOMINEES

Name	Age	Positions and Offices Held With the Company
Michael W. Aguiar	50	Chief Executive Officer, President and Director
Barbara Duncan	52	Director
Catherine J. Friedman	56	Director
Patrick G. LePore	61	Director
Paul A. Pepe	58	Director
James L. Tyree	64	Vice Chairman
William H. Waltrip	79	Chairman

        We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board of Directors. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

        Michael W. Aguiar was appointed President and Chief Executive Officer of Innoviva, Inc. and became a member of our Board of Directors in August 2014. He is currently a member of the Stock

Option Committee of the Board of Directors (the "Stock Option Committee"). He joined Innoviva as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Innoviva, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently, CFO and Vice President Finance for Honeywell Electronic Materials SBU. Mr. Aguiar earned an M.B.A. in finance from the University of Michigan and a B.S. in biology from the University of California, Irvine. Mr. Aguiar's demonstrated leadership in his field, his prior senior management experience in our industry and his experience as our Chief Executive Officer and as our former Chief Financial Officer contributed to our conclusion that he should serve as a director.

        Barbara Duncan has served as a member of our Board of Directors since November 2016 and is currently a member of the Audit Committee of the Board of Directors (the "Audit Committee"). From 2009 to 2016, she was the Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. She previously served in a series of positions with increasing responsibilities at DOV Pharmaceuticals, Inc., including as Chief Executive Officer and Treasurer. Before that, she served as Vice President of Corporate Finance—Global Healthcare at Lehman Brothers Inc. and Director of Corporate Finance at SBC Warburg Dillon Read Inc. She currently serves on the boards of directors of publicly traded companies Aevi Genomic Medicine, Inc., Adaptimmune Therapeutics plc, Jounce Therapeutics, Inc. and ObsEva SA. Ms. Duncan holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from Louisiana State University. Ms. Duncan has demonstrated leadership in her field, her understanding of our industry and her senior management experience in several companies in our industry contributed to our conclusion that she should serve as a director.

        Catherine J. Friedman has served as a member of our Board of Directors since June 2014 and is currently a member of both the Audit Committee and the Compensation Committee of the Board of Directors (the "Compensation Committee"). Ms. Friedman has served as an independent consultant serving public and private growth companies since 2006. Prior to that, Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman has served on the board of directors of GSV Capital Corp. since 2013 and the board of directors of Radius Health since 2015. Ms. Friedman also joined the board of directors of Yahoo! Inc. in 2016. Ms. Friedman is a member of the Board of Trustees for Sacred Heart Schools in Atherton, California and she serves as a Trustee for the Darden School Foundation at the University of Virginia. She has a B.A. from Harvard University and received an M.B.A. from the University of Virginia Darden Graduate School of Business. Ms. Friedman's demonstrated leadership in her field, her knowledge of financial and financing matters and her prior board service contributed to our conclusion that she should serve as a director.

        Patrick G. LePore has served as a member of our Board of Directors since October 2016. He is currently Chair of the Nominating/Corporate Governance Committee of the Board of Directors (the "Nominating/Corporate Governance Committee") and a member of the Compensation Committee. From 2006 to 2012, Mr. LePore served as Chief Executive Officer and Chairman of the board of directors of Par Pharmaceuticals, Inc. Prior to joining Par Pharmaceuticals, Mr. LePore was President of Cardinal Health, Inc.'s healthcare marketing group following Cardinal Health's acquisition of Boron LePore and Associates, a medical communications company founded by Mr. LePore. Throughout his career, Mr. LePore has served on nonprofit and corporate boards. He currently serves on the board of directors of PharMerica Corporation. Mr. LePore earned a B.A. degree from Villanova University, where he is also a trustee, and earned his M.B.A. degree from Fairleigh Dickinson University.

Mr. LePore's demonstrated leadership in his field and his knowledge of financial and financing matters and his prior board service contributed to our conclusion that he should serve as a director.

        Paul A. Pepe has served as a member of our Board of Directors since June 2014. He is currently Chair of the Audit Committee and previously served as a member and the Chair of the Nominating/Corporate Governance Committee until March 2017. He has been a Managing Director in Corporate Finance Advisory at Wells Fargo Securities since 2011. From 2009 to 2011, Mr. Pepe was a Managing Director at Citadel LLC, where he was responsible for Equity Capital Markets. Prior to joining Citadel, Mr. Pepe spent nearly 22 years with Bank of America Corporation and Merrill Lynch & Co., most recently as Head of the Americas Corporate Finance Group from 2003 to 2009. During his tenure at Merrill Lynch & Co., he also co-headed the Equity Linked Capital Markets Group (which comprises convertible bond origination and corporate equity derivative coverage) and headed the corporate equity derivative effort at the firm. He began his career at Manufacturers Hanover Trust Company (now part of J.P. Morgan). Mr. Pepe holds a B.S. from Adelphi University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Pepe's demonstrated leadership in his field and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

        James L. Tyree has served a member of our Board of Directors since June 2014. He is the current Vice Chairman of the Board of Directors, the Chair of the Compensation Committee and also a member of the Nominating/Corporate Governance Committee. He is the Co-Founder and Managing Partner at Tyree and D'Angelo Partners. Since 2000, Mr. Tyree has held numerous executive positions at Abbott, including: Divisional Vice President and General Manager, Japan, Corporate Vice President, Pharmaceutical and Nutritional Products Group Business Development; Senior Vice President, Global Nutrition; and Executive Vice President, Global Pharmaceuticals. He retired as Executive Vice President of Abbott Biotechnology Ventures in March 2012. Prior to joining Abbott, Mr. Tyree was the President of Sugen Inc. Earlier in his career Mr. Tyree held management positions at Bristol-Myers Squibb, Pfizer, and Abbott. Mr. Tyree is a member of the Advisory Board of the University Of Chicago Graduate School Of Business (Booth). He is past chairman of the board of directors of the Illinois Biotechnology Industry Organization. Mr. Tyree is an Independent Director for SonarMed, a privately held developer and manufacturer of critical care respiratory monitoring technologies. Mr. Tyree also serves on the boards of directors of ChemoCentryx and Depomed. Mr. Tyree holds a B.A., a B.S., and an M.B.A. from Indiana University. Mr. Tyree's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

        William H. Waltrip has served as a member of our Board of Directors since April 2000 and as Chairman of the Board of Directors since October 2014. He is currently a member of the Nominating/Corporate Governance Committee. From 1993 to 2003 Mr. Waltrip served as Chairman of the board of directors of Technology Solutions Company, a systems integration company and from 1993 until 1995 he was also Chief Executive Officer of that company. Mr. Waltrip served as Chairman of Bausch & Lomb Inc. from 1995 to 1998, and during 1996 and 2002 was the company's Chief Executive Officer. From 1991 to 1993, he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental, and distribution company. Earlier, he had been President, Chief Executive Officer, and a director of Purolator Courier Corporation. He was previously a member of the boards of directors of Charles River Laboratories Corporation and Thomas & Betts Corporation. Mr. Waltrip's demonstrated leadership in his field, his understanding of our industry and his experience as a chief executive officer and chairman of several companies contributed to our conclusion that he should serve as a director.

Required Vote and Recommendation of the Board of Directors for Proposal 1

        In an uncontested election of directors, our Bylaws mandate that directors be elected by a majority vote of votes cast, as described below under "ELECTION OF DIRECTORS—MAJORITY VOTING BYLAW." In contested elections, our Bylaws mandate that directors be elected by a plurality vote. For purposes of our Bylaws, a contested election is any election of directors for which our Secretary determined that the number of nominees for director exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting. Our Secretary has determined that the election at the Annual Meeting is a contested election because nomination of Sarissa's nominees would result in more persons nominated to serve as a director than Board of Director seats available. Accordingly, the provisions of our Bylaws relating to majority voting for directors will not be applicable to the Annual Meeting and, pursuant to our Bylaws, plurality voting will apply at the Annual Meeting.

        As such, the seven nominees for director who receive the most "For" votes of all votes cast for directors will be elected. Shares represented by executed WHITE proxy cards will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. If you do not vote for a particular nominee, or if you indicate on your WHITE proxy card, via the Internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee. In addition, if you hold shares of our Common Stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing such intermediary to vote for such nominee. A broker non-vote with respect to the election of a director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

        You may vote "For" the seven nominees to the Board of Directors or you may withhold your authority to vote for any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the seven named nominees. Shares represented by signed WHITE proxy cards will be voted on Proposal 1 "For" the election of each of our seven nominees, unless otherwise marked on the card.

        It will NOT help elect your Board of Directors if you sign and return a [color] proxy card sent by Sarissa, even if you withhold (or abstain from voting) on Sarissa's director nominees. Doing so will cancel any previous vote you may have cast on our WHITE proxy card. The only way to support your Board of Directors' nominees is to vote FOR the Board of Directors' nominees on our WHITE proxy card and to disregard, and not return, any [color] proxy card that you may receive from Sarissa.

Background of the Solicitation

        On November 22, 2016, Michael W. Aguiar, Chief Executive Officer of the Company contacted Alexander J. Denner of Sarissa in response to Sarissa's November 14, 2016 13-F filing.

        On December 15, 2016, Mr. Denner, Odysseas Kostas and Mark DiPaolo of Sarissa engaged in a telephonic conversation with Messrs. Aguiar and Eric d'Esparbes, Senior Vice President and Chief Financial Officer of the Company, to discuss Sarissa's investment. During such conversation, Messrs. Aguiar and d'Esparbes provided an overview of the Company and discussed publicly available investor relations materials.

        On January 10, 2017, Messrs. Denner and DiPaolo, Dr. Kostas and Jonathan Desnik of Sarissa had a meeting with Messrs. Aguiar and d'Esparbes at the JPMorgan Healthcare Conference in San Francisco, California.

        On February 8, 2017, the last day to nominate directors for the Annual Meeting pursuant to the Company's Bylaws, Sarissa, which on that date beneficially owned approximately a 3.14% of the outstanding shares of the Company's Common Stock, delivered a notice, dated February 7, 2017, to the Company indicating its intent to nominate four candidates, including each of Mr. DiPaolo and Dr. Kostas, to stand for election to the Board of Directors at the Annual Meeting and notified the Company that it would present a proposal calling for repeal of any provision of the Company's Bylaws in effect at the time of the Annual Meeting that was not included in the Bylaws publicly filed with the SEC on or prior to February 6, 2017.

        Following the receipt of Sarissa's February 8, 2017 nomination letter, the Company's Board of Directors and management team have sought to engage with Sarissa. Our Board of Directors and management team are committed to maintaining an active dialogue with Innoviva stockholders (including Sarissa) and welcome stockholder input. To date, Sarissa has provided no reason for replacing a majority of the Board of Directors, nor has Sarissa presented any reason to change the strategic direction of the Company.

        On February 10, 2017, Messrs. Aguiar and d'Esparbes and Patrick G. LePore, an independent director of the Company, had a telephonic conversation with Messrs. Denner, DiPaolo, and Kostas of Sarissa to discuss Sarissa's February 8, 2017 nomination letter as described above. During this call, Sarissa's representatives did not provide substantive details on Sarissa's view on the Company's strategic direction or Sarissa's rationale for nominating a majority slate of directors.

        On February 17, 2017, Mr. Aguiar contacted Mr. Denner to arrange an in-person meeting to be held during the week of February 27, 2017 between Mr. Denner, Mr. Aguiar and certain directors of the Company to discuss Sarissa's February 8, 2017 nomination letter. No response was received.

        On February 24, 2017, Mr. Aguiar contacted Mr. Denner to follow up on the message from February 17, 2017.

        On February 27, 2017, Mr. Denner responded to Mr. Aguiar's follow up message from February 24, 2017, stating that Mr. Denner would check whether Sarissa's four nominees, as disclosed in Sarissa's February 8, 2017 nomination letter, would be available for an in-person meeting. Mr. Aguiar responded to Mr. Denner that Mr. Aguiar and a few directors would be available to meet in person with Mr. Denner in San Francisco, California during the week of February 27, 2017.

        On March 1, 2017, Mr. Denner responded to Mr. Aguiar's February 27, 2017 message, stating that Mr. Denner would be unable to come to San Francisco, California for an in-person meeting. Instead, Mr. Denner offered for Mr. Aguiar and a few directors to come to Sarissa's headquarters in Greenwich, Connecticut or to set up a telephonic meeting between certain directors of the Company and Sarissa's proposed nominees. Following Mr. Denner's response, two of Sarissa's four proposed director nominees, Mr. DiPaolo and Dr. Kostas, each of whom is also an employee of Sarissa, reached out to Mr. Aguiar to set up a telephonic meeting. Shortly thereafter, Mr. DiPaolo and Dr. Kostas had a telephonic conversation with Messrs. Aguiar, d'Esparbes and LePore to discuss Sarissa's February 8, 2017 nomination letter. During the call, Sarissa's representatives did not provide substantive details on Sarissa's view on the Company's strategic direction or Sarissa's rationale for nominating a majority slate of directors. Messrs. Aguiar, d'Esparbes and LePore reiterated Mr. Aguiar's prior request for an in-person meeting with Sarissa's four director nominees.

        On March 3, 2017, at the direction of the Board of Directors, Mr. Aguiar contacted Messrs. Denner and DiPaolo and Dr. Kostas to arrange for certain members of the Nominating/Corporate Governance Committee to interview George Bickerstaff and Jules Haimovitz, two of Sarissa's nominees disclosed in Sarissa's February 8, 2017 nomination letter.

        On March 6, 2017, representatives of the Board of Directors, including the Chairman of the Nominating/Corporate Governance Committee, had telephonic interviews with each of Messrs. Bickerstaff and Haimovitz. The representatives of the Board of Directors, including the Chairman of the Nominating/Corporate Governance Committee, who participated in such telephonic interviews then reported to the full Board of Directors at a meeting held on March 6, 2017 during which the Board of Directors discussed such interviews with Messrs. Bickerstaff and Haimovitz, the prior call that certain directors had with Mr. DiPaolo and Dr. Kostas, and calls between Mr. Aguiar and Mr. Denner regarding Sarissa's rationale for nominating four candidates for election to the Company's Board of Directors. After such discussion, the Board of Directors determined to recommend that the Company's stockholders vote in favor of the Board of Directors' nominees set forth in this Proxy Statement at the Annual Meeting.

        We are not responsible for the accuracy of any information provided by, or relating to, Sarissa or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Sarissa or any other statements that Sarissa may otherwise make. Sarissa chooses which of our stockholders will receive Sarissa's proxy solicitation materials.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" EACH OF THE COMPANY'S NOMINEES ON THE WHITE PROXY CARD.

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the listing standards of The Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Management and counsel have reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Michael W. Aguiar, our Chief Executive Officer.

ELECTION OF DIRECTORS—MAJORITY VOTING BYLAW

        On February 8, 2017, we amended and restated our Bylaws to implement a majority voting standard in uncontested elections of directors. The majority voting standard provides that a director shall be elected to the Board of Directors by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. Under such a "majority voting standard," the number of votes cast "For" the election of a nominee must exceed the number of votes cast "Against" the election of the nominee in order for that nominee to be elected to the board of directors. Under a majority voting standard, abstentions and broker non-votes would not be counted as votes cast either "For" or "Against" a director's election and will thus have no effect in determining whether the requisite vote had been obtained. However, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting held for the election of directors at which a quorum is present. A contested election means any election of directors for which the Secretary of the Company determined that the number of nominees for director exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting. In a contested election, stockholders shall not be permitted to vote against any nominee.

        Pursuant to our Corporate Governance Guidelines, as amended, the Board of Directors shall nominate for election or reelection as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders' meeting at which such person faces reelection and (ii) the Board of Directors' acceptance of such resignation. In addition, the Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of resignation tendered by other directors in accordance with our Corporate Governance Guidelines, as amended.

        Under the Corporate Governance Guidelines, as amended, if an incumbent director fails to receive the required vote for reelection, the Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to recommend that the Board of Directors accept such director's irrevocable, conditional resignation, and the Nominating/Corporate Governance Committee shall submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors shall decide whether or not to accept such resignation and shall promptly disclose and explain its decision in a Current Report on Form 8-K (or successor form) filed with the SEC within ninety (90) days after the date the results of the relevant election are certified by the inspector of elections. An incumbent director whose resignation is under consideration shall abstain from participating in the Nominating/Corporate Governance Committee's deliberations and recommendation regarding such resignation as well as the Board of Directors' deliberations and its decision regarding such resignation. The Nominating/Corporate Governance Committee may consider any factors it deems relevant in deciding whether to recommend that the Board of Directors accept a director's resignation. In deciding whether to accept a director's resignation, the Board of Directors shall consider the recommendation of the Nominating/Corporate Governance Committee, the factors considered by the Nominating/Corporate Governance Committee and any additional information and factors that the Board of Directors believes to be relevant. If the incumbent director's resignation is not accepted by the Board of Directors, he or she shall continue to serve until his or her successor is elected and qualified, or until sooner displaced. If the Board of Directors accepts such an incumbent director's resignation or if a nominee who failed to receive the required vote is not an incumbent director, the Board of Directors may fill the resulting vacancy or decrease the size of the Board of Directors in accordance with the Company's Bylaws.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip, the Chairman of the Board of Directors, presides over these executive sessions. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee and a Stock Option Committee. The following table provides membership and meeting information for each of the Board of Directors' committees during 2016:

Director	Audit		Compensation		Nominating/ Corporate Governance		Stock Option
Michael W. Aguiar							X
Barbara Duncan	X	(1)
Catherine J. Friedman	X		X
Patrick G. LePore			X	(2)	X	(3)*
Terrence C. Kearney(4)	X	(4)	X	(4)
Paul A. Pepe	X	*			X	(5)
James L. Tyree	X	(6)	X	*	X
William H. Waltrip					X
Total meetings in fiscal year 2016	9		6		2	#	4	#

*
Current Committee Chairperson.

#
The committee did not meet in 2016, but acted by written consent during the year.

(1)
Appointed on November 18, 2016.

(2)
Appointed on October 26, 2016.

(3)
Appointed as a member and Chairman of the Nominating/Corporate Governance Committee on March 3, 2017.

(4)
Mr. Kearney served on the Board of Directors and as a member of both the Audit Committee and the Compensation Committee until his resignation on April 26, 2016, the date of the Company's 2016 annual meeting of stockholders.

(5)
Replaced by Mr. LePore as a member and Chairman of the Nominating/Corporate Governance Committee effective as of March 3, 2017.

(6)
Appointed as a member of the Audit Committee effective as of April 26, 2016 and replaced by Ms. Duncan as a member of the Audit Committee effective as of November 18, 2016.

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

  Audit Committee

        The Audit Committee oversees our accounting practices, systems of internal controls, enterprise risk management and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves all audit and permissible non-audit services provided by our independent auditors; confers with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls; reviews our overall enterprise risk management framework, consults with management and the independent auditors regarding our policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by us; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related-person transactions in accordance with our policies and procedures with respect to related-person transactions and applicable Nasdaq rules; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.inva.com. The current members of the Audit Committee are Barbara Duncan, Catherine J. Friedman and Paul A. Pepe (Chairman). The Audit Committee met 9 times during 2016.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Paul A. Pepe is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board of Directors made a qualitative assessment of Mr. Pepe's level of knowledge and experience based on a number of factors, including his post-graduate education in finance and his more than twenty-five years of employment in financial services.

  Compensation Committee

        The Compensation Committee reviews and approves our overall compensation strategy and policies. Specifically, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our principal executive officer and other executive officers; approves the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year; recommends to the Board of Directors the compensation of the directors; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans and approves the adoption of and amendments to these plans; grants stock options and other equity awards; administers our equity incentive plans and similar programs; monitors application of stock ownership guidelines; and administers, concurrently with the Board of Directors, the executive officer recoupment policy. A more detailed description of the Compensation Committee's functions can be found in the Compensation Committee's charter, which is published in the corporate governance section of our website at www.inva.com. The current members of the Compensation Committee are Catherine J. Friedman, Patrick G. LePore and James L. Tyree (Chairman). All current members of the Compensation Committee are independent (as independence is defined for board members in the Nasdaq listing standards and as independence is defined for compensation committee members in the Nasdaq listing standards).

        The Compensation Committee met 6 times during 2016. Mr. Aguiar, our Chief Executive Officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

        The Compensation Committee has retained Frederic W. Cook & Co. ("FW Cook") as its independent compensation consultant. FW Cook serves at the pleasure of the Compensation Committee rather than our management and its fees are approved by the Compensation Committee. FW Cook provides the Compensation Committee with data about the compensation paid by our peer group and other employers who compete with us for executives, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee's jurisdiction and is available to advise the Compensation Committee regarding all of its responsibilities. FW Cook also provides data and recommendations concerning the compensation of directors. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.

        The Compensation Committee, in consultation with FW Cook, reviews and approves the overall strategy for compensating members of the Board of Directors. Specifically, the Compensation Committee reviews the compensation of the directors and recommends to the Board of Directors any changes to the compensation of the directors.

  Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the

Board of Directors), evaluating and making recommendations to the Board of Directors concerning stockholder nominees for election as directors, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, assessing the performance of the Board of Directors and advising the Board of Directors on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.inva.com. The current members of the Nominating/Corporate Governance Committee are Patrick G. LePore (Chairman), James L. Tyree and William H. Waltrip. Mr. LePore replaced Paul A. Pepe as a member and Chairman of the Nominating/Corporate Governance Committee effective March 3, 2017. All current members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating/Corporate Governance Committee did not meet in 2016, but acted by written consent 2 times during the year.

        Our Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating/Corporate Governance Committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating/Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating/Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating/Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating/Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating/Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

        The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation as required by the Stockholder—Director Communications Policy. Our Stockholder—Director

Communications Policy can be found on the corporate governance section of our website at www.inva.com.

  Stock Option Committee

        The Stock Option Committee, of which Michael W. Aguiar is the sole member, may grant equity awards under the 2012 Equity Incentive Plan (the "2012 Incentive Plan") to employees who are not executive officers. During 2016, the Stock Option Committee did not meet, but acted by written consent 4 times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Catherine J. Friedman, Pat LePore and James L. Tyree served on the Compensation Committee during 2016 and Terrence C. Kearney served on the Compensation Committee until his resignation from the Board of Directors on April 26, 2016, the date of the Company's 2016 annual meeting of stockholders. None of the members of the Compensation Committee was at any time during the 2016 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

BOARD LEADERSHIP STRUCTURE

        Mr. Waltrip has served as lead independent director since April 2005 and as Chairman of the Board of Directors since October 2014. As the lead independent director and as Chairman, Mr. Waltrip coordinates the activities of the other independent directors, including coordinating an appropriate schedule of Board of Directors and committee meetings, suggesting agenda topics for meetings of the Board of Directors, coordinating on the quality, quantity and timeliness of information submitted by management to independent directors, developing agendas for and serving as chairman of the executive sessions of the Board of Directors' independent directors, discussing the results of the Chief Executive Officer's performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, delivering the results of the evaluation to the Chief Executive Officer, and coordinating with the General Counsel and Corporate Secretary responses to questions and/or concerns from stockholders, employees or other interested parties.

        Our Board of Directors has determined to separate the roles of Chairman and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while further enabling the Chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board of Directors, particularly as the Board of Directors' oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

RISK OVERSIGHT MANAGEMENT

        The Audit Committee reviews our overall enterprise risk management framework, including our overall risk exposures and our processes around the management and monitoring of such risks, and the allocation of responsibilities for specific risk areas across our management, the Board of Directors and committees of the Board of Directors. The Audit Committee will discuss with our management our major financial, legal, reporting and compliance risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met 18 times during 2016. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which such member was a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Stockholders interested in communicating with the Board of Directors or a particular director should send correspondence to Innoviva, Inc. at 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005, Attention: Corporate Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears on the Company's books and, if the Common Stock is held by a brokerage firm or other intermediary, the name and address of the beneficial owner of the Common Stock and (ii) the number of shares of the Company's Common Stock that are owned of record by the record holder and beneficially by the beneficial owner. Pursuant to our stockholder-director communications policy, the Corporate Secretary has been instructed, in his discretion, to screen out communications from stockholders that are not related to the duties and responsibilities of the Board of Directors. If deemed an appropriate communication, the Corporate Secretary will forward such communication, depending on the subject matter, to the chairperson of a committee of the Board of Directors or a particular director, as appropriate.

CODE OF BUSINESS CONDUCT

        The Company has adopted the Innoviva, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct, as amended and restated on December 15, 2010, is available on the corporate governance section of our website at www.inva.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code of Business Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver as required by applicable law.

2016 DIRECTOR COMPENSATION

        Our non-employee directors receive both cash and equity compensation for services provided as a director. Equity compensation is structured as periodic automatic grants under a program implemented under our 2012 Equity Incentive Plan, which are non-discretionary.

        Cash Compensation.    Each member of our Board of Directors who is not an employee is paid the following retainers for Board of Directors and committee service:

  •
  $50,000 annual retainer for service as a member of our Board of Directors;

  •
  an additional $25,000 annual retainer for service as the lead independent director of our Board of Directors;

  •
  an additional $50,000 annual retainer for service as the chairman of our Board of Directors;

  •
  $10,000 annual retainer for service as a member of our Audit Committee;

  •
  an additional $15,000 annual retainer for service as the chairperson of our Audit Committee;

  •
  $10,000 annual retainer for service as a member of our Compensation Committee;

  •
  an additional $12,500 annual retainer for service as the chairperson of our Compensation Committee;

  •
  $5,000 annual retainer for service as a member of our Nominating/Corporate Governance Committee; and

  •
  An additional $7,500 annual retainer for service as the chairperson of our Nominating/Corporate Governance Committee.

        The members of our Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors' meetings in accordance with Company policy.

        Equity Compensation.    Our non-employee directors receive the following initial equity awards upon joining our Board of Directors and annual equity awards in connection with each annual meeting of stockholders:

  •
  Annual Equity Awards—Upon the conclusion of each regular annual meeting of stockholders, each non-employee director who will continue to serve as a member of the Board of Directors is automatically granted an RSU award covering a number of shares of our Common Stock equal to $250,000 divided by the closing price of a share of our Common Stock on the date of grant, rounded down to the nearest whole share. Each annual RSU award vests on the sooner of the next annual stockholder meeting or the one year anniversary of the date of grant, subject to the director's continuous service through such date.

  •
  Initial Equity Awards—On the date of joining our Board of Directors, each new non-employee director is automatically granted a one-time initial RSU award covering a number of shares of our Common Stock equal to $250,000 divided by the closing price of a share of our Common Stock on the date of grant, rounded down to the nearest whole share. This initial RSU award vests in two equal annual installments over the director's first two years of service. In addition, the new non-employee director also receives the annual equity award described above (if joining on the date of our annual meeting of stockholders) or a pro-rated annual equity award (if joining on any other date) that vests on the sooner of the next annual stockholder meeting or the one-year anniversary of the date of grant. The size of each pro-rated annual equity award is based on the number of whole months remaining until the anniversary of the prior year's stockholders' meeting.

        All RSU awards granted to our non-employee directors pursuant to the automatic grant program will vest in full if the Company is subject to a change in control or the director dies while in service and will be settled in shares of our Common Stock on the vesting date. Additionally, all RSU awards granted to our non-employee directors pursuant to the automatic grant program carry dividend equivalent rights to be credited with an amount equal to all cash dividends paid on the underlying shares of our Common Stock while unvested, which are paid in cash upon vesting.

        In addition to the automatic RSUs described above, directors are also eligible to receive other equity awards under our 2012 Equity Incentive Plan.

2016 Director Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2016, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Total ($)
(a)	(b)	(c)	(h)
Barbara Duncan(5)	7,213	354,150	361,363
Catherine J. Friedman	70,000	249,994	319,994
Terrence C. Kearney(6)	22,499	—	22,499
Patrick G. LePore(7)	10,984	374,989	385,973
Paul A. Pepe	86,086	249,994	336,080
James L. Tyree	83,084	249,994	333,078
William H. Waltrip	106,414	249,994	356,408

(1)
Includes the annual retainers paid to each director.

(2)
The amounts in these columns represent the aggregate grant date fair value of stock awards granted to the director during 2016 computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 28, 2017 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)
As of December 31, 2016, the directors held outstanding RSUs under which the following number of shares of our Common Stock are issuable: Ms. Duncan (32,461); Ms. Friedman (33,498); Mr. LePore (38,421); Mr. Pepe (33,498); Mr. Tyree (33,498); and Mr. Waltrip (33,498).

(4)
As of December 31, 2016, the following directors held outstanding options to purchase the following number of shares of our Common Stock: Ms. Friedman (15,170); Mr. Pepe (15,170); Mr. Tyree (15,170); and Mr. Waltrip (64,474).

(5)
Appointed as a director on November 18, 2016.

(6)
Mr. Kearney resigned as a director on April 26, 2016, the date of the Company's 2016 annual meeting of stockholders.

(7)
Appointed as a director on October 26, 2016.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

        In July of 2010, the Board of Directors adopted stock ownership guidelines for non-employee directors. Pursuant to these guidelines, beginning on the later of July 20, 2015 or after five years of service, non-employee directors are expected to hold shares of our Common Stock (including RSUs, and whether or not vested) with a value equal to at least three times their annual base cash retainer. All non-employee directors with at least one year of service on our Board of Directors own sufficient shares of our Common Stock or unvested RSUs to satisfy the stock ownership guidelines.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with SEC rules, stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This is commonly referred to as a "Say-On-Pay" proposal.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As described further in the "Compensation of Named Executive Officers" section of this Proxy Statement, beginning on page 33, including the "Compensation Discussion and Analysis" and the related tables and narrative, 2016 was a very successful year for Innoviva, as we met or exceeded all of the corporate goals that were set for the year. The year was highlighted by record revenues, operating profits and cash flow which were enabled by the successful design and implementation of the corporate restructuring activities which separated Theravance Biopharma, Inc. out of Innoviva, Inc. in 2014. The primary goals of our compensation programs have been and continue to be to fairly compensate employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders.

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking stockholders to vote on the following resolution:

        RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as disclosed in the 2016 Summary Compensation Table and the accompanying tables and narrative, including "Compensation Discussion and Analysis."

        This Say-On-Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL 2 ON THE WHITE PROXY CARD.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

        As described in Proposal 2 above, in accordance with SEC rules, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting (a "say-on-pay frequency proposal"). Under this Proposal 3, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.

        Our stockholders voted on a similar proposal in 2011 with the plurality of the votes cast voting in favor of holding the say-on-pay vote every year. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

        As an advisory vote, this proposal is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

        Section 14A of the Exchange Act requires that we conduct a stockholder advisory vote of this nature at least once every six years. It is expected that the next vote on a say-on-pay frequency proposal will occur at the Company's 2023 annual meeting of stockholders.

        Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every "1 year," "2 years," or "3 years," or "Abstain."

        The Board of Directors recommends a vote on Proposal 3 to hold say-on-pay votes every 1 YEAR (as opposed to 2 years or 3 years).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF "1 YEAR" AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION ON THE WHITE PROXY CARD.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2016 and December 31, 2015 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2016	2015
	(in thousands)
Audit Fees(1)	$568	$638
Audit Related Fees(2)	87	98
Tax Fees(3)	300	389
All Other Fees	—	—

Total Fees	$955	$1126

(1)
For professional services rendered for the integrated audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2016 and 2015 and the audit of internal control over financial reporting as of December 31, 2016 and 2015. For the years ended December 31, 2016 and 2015, the audit fees also include the review of quarterly financial statements included in our quarterly reports on Form 10-Q, fees for services associated with our registration statements, and accounting consultations.

(2)
Audit related fees for the year ended December 31, 2016 include the audits associated with the royalties earned from the collaboration arrangement with GlaxoSmithKline for the years ended December 31, 2015 and 2014.

(3)
Tax fees include tax compliance, advisory and planning services.

        All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL 4 ON THE WHITE PROXY CARD.

REPORT OF THE AUDIT COMMITTEE(1)

        The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the "10-K").

        The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the auditors with the Audit Committee under Public Company Accounting Oversight Board (the "PCAOB") Audit Standard No. 16, Communications with Audit Committees. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and discussed with Ernst & Young LLP the independent auditors' independence.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the SEC.

        Submitted by the following members of the Audit Committee:

Paul A. Pepe, Chairman Catherine J. Friedman Barbara Duncan

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Innoviva under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 5

STOCKHOLDER PROPOSAL TO REPEAL CERTAIN BYLAWS ADOPTED WITHOUT STOCKHOLDER APPROVAL

        Sarissa, beneficial holder of an aggregate of approximately 3.14% of our Common Stock, has given formal notice that it intends to introduce the following resolution for action at the Annual Meeting, which would allow stockholders of the Company to repeal any provision of our Bylaws in effect at the time of the Annual Meeting that was not included in the Bylaws publicly filed with the SEC on our prior to February 6, 2017.

        Adoption of this proposal requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the outstanding shares of Common Stock entitled to vote, in person or by proxy. Adoption of this proposal would have the effect of repealing any provisions or amendments of the Bylaws adopted after February 6, 2017 and prior the Annual Meeting, including the majority voting standard in uncontested elections of directors (the "Majority Voting Bylaw") implemented by the amendment and restatement of our Bylaws on February 8, 2017 and described in detail above under the heading "ELECTION OF DIRECTORS—MAJORITY VOTING BYLAW."

Sarissa Proposal

        RESOLVED, that any provision of the Amended and Restated Bylaws of Innoviva, Inc. as of the effectiveness of this resolution that was not included in the Amended and Restated Bylaws of Innoviva, Inc. as publicly filed with the Securities and Exchange Commission on or prior to February 6, 2017, be and hereby is repealed.

Statement in Opposition of the Sarissa Proposal

        The Board of Directors recommends that stockholders vote "Against" the Sarissa Proposal for the following reasons:

        Sarissa's proposal seeks to repeal any provisions of the Bylaws adopted after February 6, 2017 and prior the Annual Meeting, without regard to the subject matter of any Bylaw provisions or amendment in question. This repeal would include the Majority Voting Bylaw.

        Prior to adoption of the Majority Voting Bylaw by the Board of Directors, the Company's directors were elected pursuant to the "plurality voting standard," under which director nominees who receive the greatest number of votes cast in favor of their election at the annual meeting of stockholders are elected to the Board of Directors, up to the maximum number of directorships to be filled at such meeting. In recent years, certain members of the investor community have urged that, in uncontested elections, directors of public companies be required to receive a majority of the votes cast in favor of their election rather than be elected using a plurality voting standard. Under such a "majority voting standard," the number of votes cast "For" the election of a nominee must exceed the number of votes cast "Against" the election of the nominee in order for that nominee to be elected to the board of directors. Under a majority voting standard, abstentions and broker non-votes would not be counted as votes cast either "For" or "Against" a director's election and will thus have no effect in determining whether the requisite vote had been obtained. Corporations and members of the investment community have generally recognized, however, that plurality voting should continue to apply in a contested election, where the number of nominees exceeds the number of directorships up for election. In response, a number of public companies have adopted a majority voting standard in uncontested director elections. The Nominating/Corporate Governance Committee and the Board of Directors have monitored corporate governance developments and considered the merits, risks, and uncertainties relating to use of a majority vote standard in uncontested elections. On February 8, 2017, based in part on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors

approved the amendment and restatement of our Bylaws to implement a majority voting standard in uncontested elections of directors.

        No provisions or amendments to the Company's Bylaws have been adopted subsequent to February 6, 2017 other than the amendment and restatement of the Bylaws to implement the Majority Voting Bylaw. While the Board of Directors does not currently expect to adopt any additional amendments to the Bylaws prior to the Annual Meeting, the Board of Directors could determine prior to the Annual Meeting that an amendment is necessary and in the best interest of the stockholders. The Board of Directors believes that the automatic repeal of any Bylaw amendment, irrespective of its content, duly adopted by the Board of Directors (whether with or without stockholder approval) could have the effect of repealing one or more properly adopted Bylaw amendments that the Board of Directors determined to be in the best interests of the Company and its stockholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Company. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable—if not impossible—for the Company to obtain stockholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its stockholders.

        The Board of Directors has considered Proposal 5 and has determined that it would not serve the best interests of the Company or its stockholders, because majority voting standards in uncontested elections serve to ensure that the Company's mission and long-term objectives are not frustrated without a broad consensus for such a fundamental change. The Board of Directors believes that the Bylaws as they are currently constructed are pro-governance, and for this reason the Board of Directors believes that it is in the best interest of the stockholders to maintain such stockholder protection.

        As the Board of Directors is fully empowered by its corporate documents and Delaware law to alter, amend, repeal or add provisions to the Bylaws in accordance with its fiduciary duties and no provision of the Company's Bylaws, other than the Majority Voting Bylaw, is expected to be impacted by the Sarissa Proposal, we believe this proposal represents no purpose other than to limit the Board of Directors' actions otherwise permitted by the Company's governing documents and Delaware law.

        For these reasons, the Board of Directors urges stockholders to vote "Against" the Sarissa Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "AGAINST" THIS PROPOSAL ON THE WHITE PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of February 24, 2017 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        This table lists applicable percentage ownership based on 109,201,168 shares of Common Stock outstanding as of February 24, 2017. Options to purchase shares of our Common Stock that are exercisable within 60 days of February 24, 2017 and RSUs that may be settled on or within 60 days of February 24, 2017 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	32,005,260	29.31%
Baupost Group, L.L.C.(3) 10 St. James Ave, Suite 1700 Boston, MA 02116	17,269,879	15.81%
FMR LLC(4) 245 Summer Street Boston, MA 02210	14,786,530	13.54%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	6,665,663	6.10%
Iridian Asset Management LLC(6) 276 Post Road West Westport, CT 06880	11,050,047	10.12%
BlackRock, Inc.(7) 55 East 52nd Street New York, NY 10022	11,397,869	10.44%

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
Named Executive Officers and Directors
William Waltrip(8)	191,236	*
Michael W. Aguiar(9)	1,059,281	*
Barbara Duncan(10)	9,547	*
Catherine J. Friedman(11)	53,948	*
Patrick G. LePore(12)	12,807	*
Paul A. Pepe(13)	53,948	*
James L. Tyree(14)	50,697	*
Eric d'Esparbes(15)	354,296	*
Michael Faerm(16)	287,747	*
George Abercrombie, RPh, MBA(17)	340,671	*
Theodore Witek, Jr., Dr.P.H.(18)	116,275	*
All current executive officers and directors as a group (11 persons)(19)	2,530,453	2.32%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005.

(2)
Based on a Schedule 13D/A filed with the SEC on August 25, 2016. Shares are held of record by Glaxo Group Limited ("GGL"), a limited liability company organized under the laws of England and Wales and a wholly-owned subsidiary of GlaxoSmithKline plc ("GSK"), an English public limited company.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2017. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 14, 2017 and on which the information reported herein is based.

(5)
Based on a Schedule 13G/A filed with the SEC on February 13, 2017.

(6)
Based on a Schedule 13G/A filed with the SEC on February 2, 2017. Iridian Asset Management ("Iridian") has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. Various individuals may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of Common Stock and disclaim beneficial ownership of such shares.

(7)
Based on a Schedule 13G/A filed with the SEC on January 12, 2017.

(8)
Includes: (i) 64,474 shares subject to stock options exercisable within 60 days of February 24, 2017 and (ii) 18,328 shares subject to RSUs that will settle within 60 days of February 24, 2017.

(9)
Includes: 766,789 restricted shares subject to performance-based and time-based vesting.

(10)
Includes: 9,547 shares subject to RSUs that will settle within 60 days of February 24, 2017.

(11)
Includes: (i) 15,170 shares subject to stock options exercisable within 60 days of February 24, 2017 and (ii) 18,328 shares subject to RSUs that will settle within 60 days of February 24, 2017.

(12)
Includes: 12,807 shares subject to RSUs that will settle within 60 days of February 24, 2017.

(13)
Includes: (i) 15,170 shares subject to stock options exercisable within 60 days of February 24, 2017 and (ii) 18,328 shares subject to RSUs that will settle within 60 days of February 24, 2017.

(14)
Includes: (i) 15,170 shares subject to stock options exercisable within 60 days of February 24, 2017 and (ii) 18,328 shares subject to RSUs that will settle within 60 days of February 24, 2017.

(15)
Includes: 297,982 restricted shares subject to performance-based and time-based vesting.

(16)
Includes: 257,938 restricted shares subject to performance-based and time-based vesting.

(17)
Includes: (i) 230,945 restricted shares subject to performance-based and time-based vesting and (ii) 70,833 shares subject to stock options exercisable within 60 days of February 24, 2017.

(18)
Includes: 85,938 shares subject to stock options exercisable within 60 days of February 24, 2017.

(19)
Includes an aggregate of 266,755 shares subject to options exercisable within 60 days of February 24, 2017, 95,666 shares subject to RSUs that will settle within 60 days of February 24, 2017 and 1,553,654 restricted shares subject to performance-based and time-based vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        We believe that during the fiscal year ended December 31, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and written representations from certain parties that no other reports were required.

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and offers perspective on the data presented in the tables and narrative that follow.

        For 2016, our "named executive officers" include:

  •
  Michael W. Aguiar, our President and Chief Executive Officer;

  •
  Eric d'Esparbes, our Senior Vice President and Chief Financial Officer;

  •
  George B. Abercrombie, our Senior Vice President and Chief Commercial Officer;

  •
  Michael E. Faerm, our Senior Vice President and Chief Business Officer; and

  •
  Theodore J. Witek, Jr., our Senior Vice President and Chief Scientific Officer.

Executive Summary

2016 Performance Highlights

        2016 was a successful year for Innoviva, as we met or exceeded all of the corporate goals that were set for the year. The year was highlighted by record revenues, operating profits and cash flow which were enabled by the successful design and implementation of the corporate restructuring activities that separated Theravance Biopharma, Inc. from Innoviva, Inc. in 2014. The restructuring dramatically reduced Innoviva's operating expenses and improved our effectiveness working with our marketing partner GSK to address BREO® and ANORO® product launch issues. Specific highlights included the following:

  •
  We exceeded our target goals for all financial performance metrics in 2016, including total royalties earned during the year of greater than $146 million;

  •
  We achieved growth of approximately 80% in royalty revenue, 118% in operating income and 492% in net income during the fourth quarter of 2016 compared to the fourth quarter of 2015;

  •
  We exceeded the following commercial goals: Share of Voice in the United States for BREO® ELLIPTA® and ANORO® ELLIPTA® and implementation of key programs to switch appropriate patients in the United States from existing therapy to BREO®;

  •
  We met all of our development goals, including: positive Phase 3b results in the Salford Lung Study on chronic obstructive pulmonary diseases ("COPD") with BREO®, initiated the ANORO® differentiation clinical studies program, and initiated the BREO® device preference studies program; and

  •
  Innoviva's stock outperformed the NASDAQ Biotechnology Index by approximately 22%.

2016 Executive Compensation Overview

  •
  The target value of Mr. Aguiar's total direct compensation for 2016 (including base salary, target bonus opportunity and target equity grant value) was set below the median of other CEOs in the Company's peer group discussed below.

  •
  The annual bonuses for our named executive officers were earned at 120% of target and reflect above-target performance by the Company against its operating goals and the Compensation Committee's assessment of each officer's individual performance. Mr. Abercrombie's bonus was increased to 130% of target to reflect his superior performance during 2016 and his personal contribution to enhancing the performance of the BREO® and ANORO® brands such that they exceeded budget expectations.

  •
  We implemented a performance-based component based on total stockholder return to one-third of our named executive officers' annual equity awards granted in 2016. These awards will vest only if there is an increase in our cumulative total stockholder return over a period of up to three years.

2014 Spin-Off

        We believe that the fact that we successfully separated our drug discovery and development business into a separate publicly traded company in June 2014 through a spin-off of Theravance Biopharma, Inc. (the "Spin-Off") has significantly contributed to our 2016 performance and is important to understanding our executive compensation policies and decisions in 2016 and this Compensation Discussion and Analysis.

Corporate Governance Policies

        We have the following corporate governance policies that complement our executive compensation program:

        Our Stock Ownership Guidelines that were adopted in February 2012 require each of our executive officers to own shares and share equivalents equal in value to a multiple of base salary, specifically six times salary for the CEO and two times salary for the other executive officers. Officers are required to be in compliance with these guidelines by the five year anniversary of the adoption of the guidelines, or, if later, by the five year anniversary of their commencement of service as an executive officer. Thereafter, compliance will be measured annually. If, at the compliance measurement date, the executive officer does not meet the guideline, then until such officer is in compliance, he or she will be expected to hold 50% of the after-tax Innoviva shares acquired thereafter, whether by option exercise, vesting or settlement of equity awards, or an open-market purchase.

        Our Recoupment Policy, or clawback policy, permits the Company to recoup a portion of executive officers' cash bonuses in the event the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, to the extent that the bonus is earned based on financial metrics that are the subject of the restatement.

Compensation Philosophy and Objectives

        The primary goal of our executive compensation program is to maintain a compensation program that fairly compensates employees, allows us to attract and retain highly qualified employees, motivates the performance of employees towards clearly defined corporate goals, rewards goal achievement and aligns employees' long-term interests with those of our stockholders.

        Following the Spin-Off of Theravance Biopharma in 2014 and the resulting transformation in our business from a drug discovery company to a royalty management company, our philosophy has been to transition from a pay model that emphasized the drug pipeline-driven business of a research and development company to a compensation program that is better suited to a company that manages the royalties of its biopharmaceutical portfolio. We believe the skills and experience required to be successful managing the drug portfolio include not only those of a biopharmaceutical executive, including both commercial and development functions, but also experience in maximizing the value of long-lived financial assets. Our Compensation Committee continues to evaluate our executive compensation practices in light of our new business model and the needs of our business. Our Compensation Committee has reviewed peer group data for context when making post-Spin-Off compensation decisions, but the Company does not target a particular level of relative compensation.

Instead our Compensation Committee applies its discretion and business judgment to make individual compensation decisions.

Compensation Committee

        The Compensation Committee is comprised of three independent members of the Board of Directors. The Compensation Committee's primary responsibilities are to review the performance of our management in achieving corporate objectives and to assure that the named executive officers as well as other members of senior management are compensated effectively in a manner consistent with our compensation philosophy and competitive practice. The CEO assesses the contributions of senior management relative to the corporate goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus (based on the fiscal year's cash bonus pool for all employees determined by the Compensation Committee) and annual equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO's contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual equity award for the CEO.

2016 Vote on Executive Compensation

        At our 2016 annual meeting of stockholders, over 90% of our stockholders voted "For" a non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. Our Compensation Committee reviewed the results of the 2016 advisory vote and concluded that no revisions were necessary to our named executive officer compensation program or philosophy. In making this determination, the Compensation Committee was influenced by the high level of stockholder support (which it viewed as a confirmation of the Company's compensation philosophy) and discussions with certain stockholders during the 2016 proxy season. The 2016 named executive officer compensation program was therefore designed using similar principles and incentive guidelines as the 2015 program, but adding a new performance-based component to our named executive officers' annual equity awards.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority and as described in the "Compensation Committee" section beginning on page 16, the Compensation Committee confers from time to time with its independent executive compensation consultant, FW Cook. FW Cook is retained by and reports directly to the Compensation Committee and its role is to assist and advise the Compensation Committee on matters related to compensation for executive officers, other key employees and non-employee directors. FW Cook does not work on projects for management except as an agent of the Compensation Committee and with the advance knowledge and approval of the Chairman of the Compensation Committee. The Compensation Committee has the sole authority to retain and dismiss its outside compensation consultants.

Peer Group

        In making compensation decisions, our Compensation Committee refers to comparative compensation data from a group of peer companies. Our peer group was most recently revised in July 2015 and was utilized for compensation decisions in 2016. The peer group was focused on other biopharmaceutical companies that were of similar size, were primarily focused on commercial activities (as opposed to drug discovery activities), and relied on other organizations for direct product promotion and sales. The criteria utilized in selecting the peer group was focused on companies with a commercial drug, market capitalizations between 0.5 - 2.5 times our market capitalization at the time the peers were chosen (range of about $600 million to $5 billion in light of our $2.1 billion market capitalization at the time), limited or no internal sales force and an emphasis on companies without compounds in phase 3 of research and development. In selecting peer companies, market capitalization was emphasized since it directly affects equity compensation values and is the relevant metric in terms of stockholder value managed by the executive team on behalf of stockholders. Our market capitalization at the time the peer group was selected was $2.1 billion compared to a peer group median of $2 billion. Our peer group consists of the following companies:

AMAG	Anacor
Arena Pharmaceuticals	ARIAD Pharmaceuticals
Dyax	Halozyme
Immunogen	Insys
Ironwood	Ligand Pharmaceuticals
Mannkind	Momenta
Nektar Therapeutics	Orexigen
Pacira	PDL BioPharma

        When making compensation decisions, the Compensation Committee does not target a particular percentile of the peer group data. The actual 2016 compensation of our named executive officers varied, in some cases it was above the median of our peer group, and in other cases it was below the median. Our CEO's 2016 total direct compensation at target value (consisting of base salary, target bonus opportunity and target equity grant value) was set below the median relative to the peer group data referenced for context by the Compensation Committee.

Principal Elements of Compensation

Base Salaries

        Base salaries are set to reflect compensation commensurate with the individual's current position and work experience. Our goal in this regard is to attract and retain high caliber talent for the position and to provide a base wage that is not subject to performance risk. Salary for the CEO and the other named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. In making base salary decisions our Compensation Committee reviews market data, however that data provides only a reference point for the Compensation Committee.

        We review base salaries for our named executive officers annually, generally in the first quarter of each year. The CEO proposes salary adjustments (in target percentages) to the Compensation Committee (other than for himself) based on any changes in market salaries, individual performance and/or changes in job duties and responsibilities. The Compensation Committee then determines any salary adjustment applicable to each of the named executive officers. For 2016, Mr. Aguiar recommended a merit increase of 3.5% for Messrs. Faerm, Abercrombie and Witek, pro-rated for Mr. Faerm to reflect his partial year of service in 2015. Mr. Aguiar recommended a greater merit increase of 11.5% for Mr. d'Esparbes, which was greater than the other named executive officers, in order to reward Mr. d'Esparbes for his strong performance in 2015 as well as to reflect additional responsibilities that Mr. d'Esparbes was assigned in his role as our Chief Financial Officer. Our Compensation Committee adopted Mr. Aguiar's recommendations and approved the following merit increases for each of our named executive officers other than Mr. Aguiar: Mr. d'Esparbes: 11.5%; Mr. Abercrombie: 3.5%; Mr. Witek: 3.5%; and Mr. Faerm: 2%. Our Compensation Committee also approved a 3.5% merit increase in Mr. Aguiar's base salary from $724,500 to $749,858.

Annual Cash Incentive Compensation

        Our named executive officers are eligible for annual cash incentives under a Company-wide bonus program. Annual cash incentives for our named executive officers are designed to reward the achievement of key corporate goals for the year, which we believe in turn should increase stockholder value over time. The annual cash incentive awards for our named executive officers are based on our achievement of specific performance goals over which we have direct control or significant influence and that are established at the beginning of the fiscal year.

        At the end of the year, our Compensation Committee reviews the Company's performance against the goals and determines the overall level of achievement, which determines the size of the Company's bonus pool for all employees. Shortly thereafter, the Compensation Committee determines individual bonus amounts for the named executive officers. In making both of these determinations, the Compensation Committee considers a briefing from the Company's CEO on Company-wide performance against goals and the individual contributions of the named executive officers (other than himself) toward achievement of the goals.

        Each of our named executive officers has a target bonus stated in terms of a percentage of the officer's base salary. Mr. Aguiar's target bonus percentage for 2016 remained the same as in 2015 at 75%. The target bonus percentages for our other named executive officers in 2016 also remained the same as in 2015, at 50%. Each of our named executive officers is eligible to earn up to two times their target bonus percentage.

2016 Bonus Goals

        In the last quarter of 2015, as part of the approval by the Board of Directors of the Company's operating plan for 2016, the goals applicable to our Company-wide bonus program for 2016 were established. The table below sets forth our 2016 goals that applied to our bonus program for all employees, including our named executive officers, the determination of our Compensation Committee on whether or not each goal was achieved and, to the extent a goal was achieved, whether it was determined to be overachieved. These goals did not include any sales targets for BREO® and ANORO®, our partnered respiratory programs, since we do not have direct control over sales and marketing activities. Specific weightings are not assigned to the goals, in order to provide our

Compensation Committee with flexibility to determine each goal's relative weight and importance on the basis of actual results.

Goal	Achieved	Overachieved
Directly Controllable Goals
Financial Performance—$121 million EBITDA (excluding stock based compensation)	X	X	(1)
Review of Potential New Asset Purchases	X	X	(2)
• Three assets reviewed, two through diligence, plus assessment by Compensation Committee of quality
Indirectly Controllable Goals
GSK Relationship/2016 Annual Budget Goals	X	X
• RELVAR®/BREO®
• Initiate Advair-BREO® SWITCH program
• Complete Salford COPD Study
• Initiate RELVAR®/BREO® Ellipta device studies
• File post-SUMMIT sNDA
• ANORO®
• Initiate ANORO® differentiation clinical program
• GSK
• Develop compelling customer/market insights and commercial proposals to GSK
• Improve/maintain BREO®/ ANORO® Share of Voice
• Continue to foster productive relationships
• Effectively influence GSK to implement Innoviva proposals
Supplemental Goals
Achieve $140 million in total royalties earned in 2016	X	X	(3)
Effectively influence GSK commercial operations to maximize market share for RELVAR®/BREO® and ANORO®	X	X	(4)
• Implementation of at least 2 of the Innoviva proposed (or newly conceived of) US Advair to BREO® switch program components

•

Ensuring plans are in place to communicate RELVAR®/BREO® specific Salford Lung Study results broadly, immediately following study read-out (within applicable compliance boundaries, assuming a positive outcome)

• Annual Share of Voice for BREO® and ANORO® to remain within +/– 4 share points of Symbicort and Stiolto, respectively

•

Develop compelling market insights in support of Innoviva commercial proposals to GSK—propose 2 strategies to GSK that should drive meaningful RELVAR®/BREO® or ANORO® sales volume, at least one of which would support ANORO® and one of which would support RELVAR®/BREO®

Foster productive and collaborative relationships with key GSK personnel	X

(1)
Based on EBITDA of $134 million.

(2)
Based on the Company getting four assets through diligence.

(3)
Based on $146.4 million in total royalties earned.

(4)
Based on implementation of 3 Innoviva proposed US Advair to BREO® switch program components and achievement of greater than 4 share points for BREO® and ANORO®.

        All of the above goals were achieved and in most cases overachieved, which the Compensation Committee viewed as a significant accomplishment. In light of this fact, our Compensation Committee determined that the 2016 bonus pool would be set at 120% of target for all employees, including the Company's executive officers. The Compensation Committee also exercised its discretion to increase the bonus paid to Mr. Abercrombie by an additional 10% of target as a result of his exceptional individual performance and contribution to the Company and the performance of its brands during 2016. As a result, Mr. Abercrombie's bonus was awarded at 130% of target.

        The bonuses for 2016 performance are shown in the table below and reflected in the Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 46:

Name	Title	Cash Bonus ($)	Percentage of Target (%)
Michael W. Aguiar	President and Chief Executive Officer	$672,019	120%
Eric d'Esparbes	Senior Vice President and Chief Financial Officer	$253,752	120%
George B. Abercrombie	Senior Vice President and Chief Commercial Officer	$274,246	130%
Michael E. Faerm	Senior Vice President and Chief Business Officer	$253,423	120%
Theodore J. Witek, Jr.	Senior Vice President and Chief Scientific Officer Clinical and Medical Affairs	$252,371	120%

Equity Incentive Compensation

        The types of equity compensation that may comprise the mix of officer compensation consist of: (i) stock options with time-based vesting, which require the market value of our Common Stock to increase before they are valuable; (ii) performance-contingent restricted stock units ("RSUs") and restricted stock awards ("RSAs"), the right to which is dependent upon successful completion of corporate performance goals; and (iii) RSUs or RSAs with time-based vesting. In 2016, we granted RSUs and RSAs to our named executive officers (with both time-based and performance-based vesting), which we believed were more appropriate than stock options for our 2016 business model as RSUs and RSAs can provide reduced dilution compared to stock options, RSUs and RSAs are designed to capture dividends paid to stockholders, and reward growth as well as value maintenance. We do not use a targeted cash/equity split to set officer compensation.

        In order to align the officer's interests with those of our stockholders, a significant equity award is made to a named executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. These initial new hire awards are generally within a guideline range recommended by FW Cook, normally around 1.5 to 2.5 times the annual equity awards described below, and adjusted to reflect considerations individual to a specific candidate as well as arms-length negotiations as part of the hiring process.

        Annual equity awards are generally considered during the first quarter of each year, following annual performance reviews and based on recommendations to the Compensation Committee from the CEO (other than with respect to himself). One-third of our named executive officers' 2016 target annual equity awards was subject to performance-based vesting and the remaining two-thirds was subject to time-based vesting, as further described below. Additional equity awards may be made in connection with an officer earning a promotion or taking on additional duties or for retention purposes in certain circumstances. Annual equity awards generally vest over a four-year period for time-based awards, while the performance period (and any accompanying time-based vesting component) varies for performance-based awards. The Company believes that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company's employ and to enhance stockholder value over time.

        Our annual equity grant guidelines are stated as a dollar amount, which we believe matches the approximate cost incurred by the Company and is most relevant for a company with our business model, market capitalization, and type of equity award being granted.

2016 Annual Equity Awards

        Annual equity awards were made in the first quarter of 2016 and were set at 90% of guideline. While the Company over-achieved its 2015 goals, the Compensation Committee made a subjective decision to reduce the size of our named executive officers' 2016 annual equity awards based upon the Company's stock price performance in 2015. These awards were approached differently than in 2015, with one-third of the target award subject to performance-based vesting and the remaining two-thirds of the award with standard time-based vesting. All of our named executive officers received their 2016 annual equity award (both the time-based and performance-based portions) in the form of RSAs other than Mr. Witek, who received RSUs due to Canadian tax considerations. The following table shows for each of our named executive officers the annual equity award guideline, the total annual equity award at 90% of the guideline based on the 15-day average trading price ending three full trading days prior to the date the awards were granted (which was $10.3687), the portion of the 2016 annual equity award subject to time-based vesting and the portion of the 2016 annual equity award subject to performance-based vesting (at target). The guideline grant values were generally near the median of our peer group, with our CEO set below the median.

Name	Title	Guideline Dollar Value	Total 2016 Annual Equity Award at 90% of Guideline(1)		Time-Based Portion of 2016 Annual Equity Award	Performance-Based Portion of 2016 Annual Equity Award(2)
Michael W. Aguiar	President and Chief Executive Officer	$2,500,000	217,000		144,666	72,334
Eric d'Esparbes	Senior Vice President and Chief Financial Officer	$1,000,000	86,800		57,866	28,934
George B. Abercrombie	Senior Vice President and Chief Commercial Officer	$800,000	69,440		46,293	23,147
Michael E. Faerm	Senior Vice President and Chief Business Officer	$1,000,000	50,344	(3)	33,562	16,782
Theodore J. Witek, Jr.	Senior Vice President and Chief Scientific Officer Clinical and Medical Affairs	$800,000	69,440		46,293	23,147

(1)
Granted in the form of RSAs for all named executive officers other than Mr. Witek, who received RSUs due to his Canadian tax considerations.

(2)
Reflects the number of shares earned if achievement is at target. At maximum performance, each named executive officer can earn up to two times the target shares.

(3)
Pro-rated at 58% to reflect Mr. Faerm's partial year of employment in 2015.

        For all of our named executive officers other than Mr. Witek, the time-based portion of the 2016 annual equity award vests over a period of four years (the first 25% vested on February 20, 2017 and the remainder vests in equal quarterly installments over the next three years thereafter), subject to the named executive officer's continued service through each vesting date. Due to Canadian tax considerations, the time-based portion of Mr. Witek's 2016 annual equity award vests over a three-year period as follows: 25% on February 20, 2017, 6.25% on each of May 20, 2017, August 20, 2017, November 20, 2017, February 20, 2018, May 20, 2018 and August 20, 2018, and the remaining 37.5% vests on November 20, 2018, provided Mr. Witek remains in continuous service through each vesting date.

        The portion of the 2016 annual equity award that is performance-based (the "2016 Performance Awards") will vest only if there is an increase in our cumulative total stockholder return ("TSR"), as shown in the table below. This metric was selected as it directly correlates to stockholder value creation. Two performance periods are applicable to the 2016 Performance Awards: the first performance period began on January 14, 2016 (the date of grant for the awards) and will end on the second anniversary of the date of grant; the second performance period also began on the date of grant and will end on the third anniversary of the date of grant (or, in the case of Mr. Witek, on September 30, 2018). After the end of each performance period, the number of shares for which the performance-based vesting conditions have been satisfied will be calculated by multiplying the payout percentage in the below table by the target number of shares granted, rounded down to the nearest whole share.

Cumulative TSR Growth 2-Year Performance Period	Cumulative TSR Growth 3-Year Performance Period(1)	TSR Compound Annual Growth Rate ("TSR CAGR")(2)	Payout Percentage(3)

32.3%	52.1%	15.0%	200% (maximum)

21.0%	33.1%	10.0%	100% (target)

5.1%	7.7%	2.5%	25% (threshold)

Less than 5.1%	Less than 7.7%	Less than 2.5%	0%

(1)
Applicable in the event that performance for the two-year performance period is below the maximum.

(2)
Only applicable in the event of a change in control, as described further below.

(3)
Straight line interpolation will be used for TSR growth in between the threshold, target and maximum amounts set forth above and for the corresponding payout percentage.

        To the extent the performance-based vesting conditions applicable to the 2016 Performance Awards are satisfied during the first performance period, two-thirds of the related shares will vest on February 20, 2018 and the remaining one-third of such shares will vest on February 20, 2019, subject to the named executive officer's continued service through the applicable vesting date. If the performance-based vesting conditions are satisfied during the second performance period, all of the related shares will vest on February 20, 2019, subject to the named executive officer's continued service through such date. Due to Canadian tax considerations, any RSUs granted to Mr. Witek for which the performance-based vesting conditions have been satisfied will vest no later than November 20, 2018, subject to Mr. Witek's continued service through such date.

        In the event we are acquired prior to the end of the second performance period, the performance period then in progress will terminate and achievement of the performance-based vesting conditions will be determined based on TSR CAGR using the closing price of a share of our Common Stock three days prior to the closing date of such acquisition. The service-based conditions applicable to the 2016 Performance Awards will be deemed satisfied if the named executive officer remains in continuous service through the date of the acquisition. Any 2016 Performance Awards for which the performance metric is not satisfied as of the closing of the acquisition will be forfeited. See the section entitled "Potential Payments Upon Termination or Change in Control" below for further details on the treatment of the 2016 Performance Awards in the event we are acquired.

2011 Performance RSAs

        At the beginning of 2016, Mr. Aguiar held 63,135 performance-based RSAs that were granted to him in 2011 as part of a larger award that vested based on the achievement of 10 pre-specified milestones over the 2011-2016 timeframe, as well as continued employment.

        The performance conditions applicable to these performance-based RSAs could be satisfied upon achievement of milestones worth a total of 5.3 achievement points (out of a total possible of 18 achievement points) by December 31, 2016. The performance milestones and number of points assigned to each milestone is set forth below.

	Performance Milestone	Achievement Points
#1	Purchasing two new royalty asset income streams over $100,000,000(1)	3
#2	A strategic transaction of Innoviva	6
#3	Initiating a MABA phase 3 program or having successful EU closed triple phase results	3
#4	Exceeding $1 billion in annual aggregate combined RELVARTM/BREOTM and ANOROTM GSK net sales	3

(1)
Each new qualifying revenue stream purchase is worth 3 achievement points, for a total of 6 achievement points if two new qualifying revenue streams are purchased.

        In June 2016, milestone #3 was achieved for the successful completion of the phase three closed triple combination therapy (fluticasone furoate/umeclidinium/vilanterol, a combination inhaled corticosteroid, long-acting muscarinic antagonist, long-acting beta agonist) pivotal study in the US, earning Mr. Aguiar three achievement points. Additionally, in November 2016, milestone #4 was achieved which, when combined with milestone #3, provided Mr. Aguiar with six achievement points and sufficient points to satisfy the performance conditions applicable to the RSAs. The RSAs remain subject to time-based vesting and will vest on November 20, 2017, subject to Mr. Aguiar's continued employment through such date.

Post-Termination Protection

        We believe that the possibility of a change in control creates uncertainty for our officers regarding their continued employment by the Company because such transactions frequently result in senior management changes. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves the value of the Company and the potential benefit to be received by our stockholders in the transaction.

        The change in control severance benefits are structured under a Company plan, which was initially adopted in 2004, instead of using individual employment agreements. With this change in control severance plan, we sought uniformity of results among the officers based on their positions at the Company. For officers who were eligible to participate in the plan prior to December 16, 2009, of which Mr. Aguiar is the only named executive officer, Innoviva provides gross-ups for excise taxes potentially due in connection with a change in control.

        Mr. Aguiar is also eligible for severance benefits outside of the change in control context pursuant to the letter agreement we entered into with him at the time he became our Chief Executive Officer in 2014. If Mr. Aguiar's service is terminated without cause and he is not eligible for severance benefits under our original change in control severance plan, he will receive a lump-sum severance payment of 24 months of his then-current salary plus two times his then-current target bonus.

        In 2009, our Board of Directors adopted a new change in control severance plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009 ("the 2009 plan") that was essentially identical to the original change in control severance plan except that it does not provide for excise tax gross-ups. All of our named executive officers other than Mr. Aguiar participate in the 2009 plan. Since 2015, the 2009 plan also provides these named executive officers with cash severance benefits in the event of a termination without cause. We believe this is consistent with practices within our peer groups and should help reduce the likelihood of employee disputes in the event of a termination of employment.

        Our severance and change-in-control arrangements generally do not affect the Compensation Committee's decisions regarding other elements of compensation. Those arrangements serve specific purposes that we believe are not related to the determination of an officer's current compensation. The specific terms of our severance and change in control arrangements are described in detail in "Potential Payments Upon Termination or Change-in-Control" on page 51.

Perquisites

        The Company does not provide a non-qualified deferred compensation program or a supplemental executive retirement plan. Generally the Company does not provide perquisites or other personal benefits to named executive officers, and during 2016 we did not provide any perquisites to executive officers that were not provided to all employees other than the reimbursement of expenses paid by Mr. d'Esparbes for immigration-related matters, relocation expenses incurred by Mr. Faerm in connection with his relocation to California and expenses incurred by Mr. Witek in the preparation of his personal income taxes (due to his residency outside of the United States).

        Mr. Faerm had twelve months from the commencement of his employment with the Company to utilize his relocation benefits, including reimbursement of nonrecurring transaction costs associated with the sale of his home and the purchase of a new house in California, reimbursement of one-time travel expenses and the costs of shipping and storing household goods and sixty days of temporary housing. These benefits were negotiated by Mr. Faerm in connection with his commencement of employment and were intended to minimize the disruption associated with his move.

CEO Compensation

        As CEO, Mr. Aguiar's level of responsibility is much greater than those of our other named executive officers and therefore his compensation is higher than that of our other named executive officers. Notwithstanding this fact, Mr. Aguiar's total compensation for 2016, consisting of his base salary, actual bonus and annual equity award (based on grant date fair value) was below the median of other CEOs in our peer group.

        Mr. Aguiar's compensation generally consists of the same elements provided to our other named executive officers. For 2016, Mr. Aguiar's merit salary increase was 3.5% and his annual cash bonus was awarded at 120% of target, in each case consistent with our other named executive officers. As with our other named executive officers, Mr. Aguiar's 2016 annual equity award consisted of both time-based RSAs and performance-based RSAs and was set at 90% of guideline due to the Company's stock price performance in 2015.

        Mr. Aguiar's 2016 total compensation (determined pursuant to SEC rules and reported in the 2016 Summary Compensation Table) remained relatively consistent with his 2015 total compensation, with both 2016 and 2015 amounts over 20% lower than the reported value of his total compensation in 2014 (the year of the Spin-Off). 2016 continues to reflect a steadier compensation rate following the disruption in the year of the Spin-Off and Mr. Aguiar's promotion to CEO, when both the equity award granted to Mr. Aguiar in connection with his promotion to CEO and the accounting value associated with the modification of Mr. Aguiar's historical equity compensation in connection with the Spin-Off were included in his total compensation.

Tax Deductibility of Pay

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Innoviva may deduct in any one year with respect to each of its CEO and three other most highly paid executive officers, other than its CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although deduction of some amounts paid as compensation by Innoviva to certain executives may be limited by Section 162(m), that limitation has not resulted in the current payment of increased federal income taxes by Innoviva due to its significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the following members of the Compensation Committee:

James L. Tyree, Chairman Catherine J. Friedman Patrick G. LePore

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Innoviva under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," our "principal financial officer," and our three other executive officers (our "named executive officers") for fiscal years 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(i)	(j)
Michael W. Aguiar	2016	746,688	—		2,159,152	—	672,019	19,667	3,597,526
President and Chief	2015	721,438	—		2,314,256	—	516,206	9,000	3,560,900
Executive Officer	2014	557,247	—		3,564,881	—	437,500	500	4,560,128
Eric d'Esparbes(5)	2016	422,920	—		863,662	—	253,752	9,605	1,549,940
Senior Vice President and	2015	383,840	—		485,997	—	182,585	8,958	1,061,380
Chief Financial Officer	2014	87,803	—		1,883,417	—	80,000	15,328	2,066,548
George B. Abercrombie(5)	2016	421,917	21,096	(6)	690,929	—	253,150	12,000	1,399,092
Senior Vice President	2015	408,208	—		938,934	—	194,456	12,000	1,553,598
and Chief Commercial Officer	2014	219,167	—		293,200	1,216,640	170,000	500	1,899,507
Michael E. Faerm(5)	2016	422,372	—		500,925	—	253,423	193,214	1,369,934
Senior Vice President	2015	199,640	75,000	(7)	1,644,599	—	114,333	33,003	2,066,575
and Chief Business Officer
Theodore J. Witek, Jr.(5)	2016	420,619	—		681,902	—	252,371	23,712	1,378,604
Senior Vice President	2015	407,105	—		938,934	—	193,857	12,000	1,551,896
and Chief Scientific Officer	2014	192,917	—		—	1,156,400	140,876	500	1,490,693
Clinical and Medical Affairs

(1)
Includes amounts deferred pursuant to our 401(k) plan.

(2)
The amounts in this column represent the aggregate grant date fair value of stock awards or options to purchase shares of our Common Stock granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. In accordance with the SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 28, 2017 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

(3)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2014, 2015 and 2016 annual cash bonus plans, which were paid in the first quarter of the following year. The 2016 annual cash bonus plan is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 33.

(4)
The amounts reflected in this column include:

•
For Messrs. Aguiar and Abercrombie, a 401(k) matching contribution made by the Company, which was provided to our named executive officers on the same basis as it was provided to all other regular U.S. employees.

•
For Mr. d'Esparbes, a 401(k) matching contribution of $9,000 made by the Company and $605 in expenses paid by the Company for immigration-related matters.

For Mr. Faerm, a 401(k) matching contribution of $19,667 made by the Company and $173,547 for relocation expenses reimbursed by the Company in connection with his commencement of employment.

For Mr. Witek, a 401(k) matching contribution of $12,000 made by the Company and $11,712 for personal income tax preparation fees reimbursed by the Company.

(5)
Hire dates for our named executive officers other than Mr. Aguiar are as follows:

Name	Promotion/Hire Date
Mr. d'Esparbes:	Hired on October 9, 2014
Mr. Abercrombie:	Hired on June 2, 2014
Mr. Faerm:	Hired on July 8, 2015
Mr. Witek:	Hired on July 1, 2014
(6)
Reflects a discretionary cash bonus awarded to Mr. Abercrombie in excess of the cash bonus earned by him under our 2016 annual cash bonus plan.

(7)
Reflects a signing bonus paid to Mr. Faerm in connection with the commencement of his employment.

Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

        The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our named executive officers for fiscal year 2016 in proportion to the total compensation reported for each of our named executive officers is set forth below.

Mr. Aguiar:	39.4%
Mr. d'Esparbes:	43.7%
Mr. Abercrombie:	49.8%
Mr. Faerm:	49.3%
Mr. Witek:	48.8%

2016 Grants of Plan-Based Awards

        The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2016. Unless indicated below, all equity awards were made under our 2012 Equity Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards ($)(2)(3)
							All Other Stock Awards: Number of Shares or Units (#)(4)(5)
								Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Michael W. Aguiar	N/A	560,016	1,120,032	—	—	—	—	—
	1/14/2016	—	—	—	—	—	144,666	1,291,867
	1/14/2016	—	—	18,083	72,334	144,668	—	867,285
Eric d'Esparbes	N/A	211,460	422,920	—	—	—	—	—
	1/14/2016	—	—	—	—	—	57,886	516,743
	1/14/2016	—	—	7,233	28,934	57,868	—	346,919
George B. Abercrombie	N/A	210,959	421,917	—	—	—	—	—
	1/14/2016	—	—	—	—	—	46,293	413,396
	1/14/2016	—	—	5,786	23,147	46,294	—	277,533
Michael E. Faerm	N/A	211,186	422,372	—	—	—	—	—
	1/14/2016	—	—	—	—	—	33,562	299,709
	1/14/2016	—	—	4,195	16,782	33,564	—	201,216
Theodore J. Witek, Jr.	N/A	210,309	420,618	—	—	—	—	—
	1/14/2016	—	—	—	—	—	46,293	413,396
	1/14/2016	—	—	5,786	23,147	46,294	—	268,505

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2016 annual cash bonus plan which is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 33. The amounts shown in the "target" column reflect the target payout under the plan. The target amount is equal to 50% of each named executive officers' base salaries, with the exception of Mr. Aguiar, whose target bonus amount was 75% of his base salary. The amounts shown in the "maximum" column reflect the maximum payout under the plan if all of the goals were achieved. No

  "threshold" is applicable to these awards. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 46.

(2)
Each of our named executive officers was granted a performance-contingent stock award (RSAs for all of our named executive officers other than Mr. Witek, who was granted RSUs) under our 2012 Equity Incentive Plan. Vesting of these awards is contingent upon an increase in the Company's cumulative total stockholder return ("TSR") over a period of up to three years from the date of grant (including a two-year and a three-year performance period or, in the case of Mr. Witek, a two-year and a 32-month performance period) as well as continued service, as described in greater detail in the "2016 Annual Equity Awards" section of the "Compensation Discussion and Analysis" beginning on page 33. The minimum number of shares eligible to vest is 25% of the "target" payout reflected in the table above. The maximum number of shares eligible to vest is 200% of the "target" payout reflected in the table above. Stock awards for which the performance metric is achieved during the first performance period will vest for all of our named executive officers other than Mr. Witek as to two-thirds of such shares on February 20, 2018 and the remaining one-third of such shares on February 20, 2019, subject to the holder's continued service through each such date. Stock awards for which the performance metric is achieved during the second performance period will vest for all of our named executive officers other than Mr. Witek in full on February 20, 2019, subject to the holder's continued service through such date. For Mr. Witek, RSUs for which the performance metric is achieved during the first performance period will vest as to two-thirds of such RSUs on February 20, 2018 and the remaining one-third of such RSUs on November 20, 2018, subject to Mr. Witek's continued service through each such date; RSUs for which the performance metric is achieved during the second performance period will vest in full on November 20, 2018, subject to Mr. Witek's continued service through such date. The amounts included as the "threshold," "target" and "maximum" in the table above assume the holder will remain in continued service through the applicable quarterly vesting date.

(3)
In the event we are acquired prior to the end of the second performance period, the performance period then in progress will terminate and achievement of the performance metric will be determined based on TSR Compound Annual Growth Rate using the closing price of a share of our Common Stock three days prior to the closing date of such acquisition. The service-based conditions applicable to the performance-contingent stock awards will be deemed satisfied if the holder remains in continuous service through the date of the acquisition. Any stock awards for which the performance metric is not satisfied as of the closing of the acquisition will be forfeited. See the section entitled "Potential Payments Upon Termination or Change in Control" below for further details on the treatment of the performance-contingent stock awards in the event we are acquired.

(4)
Each of our named executive officers was granted a stock award with time-based vesting under our 2012 Equity Incentive Plan (RSAs for all of our named executive officers other than Mr. Witek, who was granted RSUs). For all of our named executive officers other than Mr. Witek, 25% of the RSAs vested on February 20, 2017, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided the holder remains in continuous service through each vesting date. For Mr. Witek, 25% of the RSUs vested on February 20, 2017, 6.25% of the RSUs vest on each of May 20, 2017, August 20, 2017, November 20, 2017, February 20, 2018, May 20, 2018 and August 20, 2018, and the remaining 37.5% of the RSUs vest on November 20, 2018, provided Mr. Witek remains in continuous service through each vesting date.

(5)
These stock awards will become fully vested if we are acquired and the holder is subject to an involuntary termination. Such vesting acceleration is described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 51.

Outstanding Equity Awards at 2016 Fiscal Year-End

        The following table sets forth information regarding each unexercised option, all RSAs and RSUs held by each of our named executive officers as of December 31, 2016.

        Unless otherwise indicated below, all of our equity awards were granted under our 2012 Incentive Plan and will fully vest in the event of a change in control unless the awards are assumed by the successor corporation or replaced with comparable awards. For additional information regarding other vesting acceleration provisions applicable to the outstanding equity awards held by our named executive officers, please see the section titled "Potential Payments Upon Termination or Change in Control" beginning on page 51.

        In connection with the Spin-Off, holders of RSAs received ordinary shares of Theravance Biopharma. These shares, which are also reflected in the table below, are subject to the same terms and conditions, including vesting, as the underlying Innoviva RSAs.

		Option Awards						Stock Awards
Name	Security	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)		(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
Michael W. Aguiar	INVA	88,502	(3)	—		26.90	2/13/2017	—		—	—		—
	INVA	—		—		—	—	63,135	(4)	675,545	—		—
	TBPH	—		—		—	—	18,038	(4)	575,051	—		—
	INVA	—		—		—	—	624	(5)	6,677	—		—
	TBPH	—		—		—	—	178	(5)	5,675	—		—
	INVA	—		—		—	—	15,625	(6)	167,188	—		—
	INVA	—		—		—	—	19,208	(7)	205,526	—		—
	INVA	—		—		—	—	99,031	(8)	1,059,632	—		—
	INVA	—		—		—	—	144,666	(9)	1,547,926	18,083	(10)	193,488
Eric d'Esparbes	INVA	—		—		—	—	51,235	(11)	548,215	—		—
	INVA	—		—		—	—	20,797	(8)	222,528	—		—
	INVA	—		—		—	—	57,866	(9)	619,166	7,233	(10)	77,393
George B. Abercrombie	INVA	62,500		37,500	(12)	29.32	6/18/2024	—		—	—		—
	INVA	—		—		—	—	7,500	(13)	80,250	—		—
	INVA	—		—		—	—	40,178	(8)	429,905	—		—
	INVA	—		—		—	—	46,293	(9)	495,335	5,786	(10)	61,910
Michael E. Faerm	INVA	—		—		—	—	72,385	(14)	774,520	—		—
	INVA	—		—		—	—	33,562	(9)	359,113	4,195	(10)	44,887
Theodore J. Witek, Jr.	INVA	75,521		49,479	(15)	23.88	7/23/2024	—		—	—		—
	INVA	—		—		—	—	40,178	(16)	429,905	—		—
	INVA	—		—		—	—	46,293	(17)	495,335	5,786	(18)	61,910

(1)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of our Common Stock or Theravance Biopharma's ordinary shares, as applicable, at the end of the respective company's 2016 fiscal year, which was $10.70 for us and $31.88 for Theravance Biopharma on December 30, 2016 (the last business day of the 2016 fiscal year for both us and Theravance Biopharma). The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our Common Stock (or Theravance Biopharma's ordinary shares, if applicable).

(2)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of our Common Stock at the end of our 2016 fiscal year, which was $10.70 on December 30, 2016 (the last business day of the 2016 fiscal year). The actual value (if any) to be realized by the officer depends on whether the performance milestones related thereto are achieved, whether the shares vest following achievement of the performance milestones, and the future performance of our Common Stock.

(3)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on February 14, 2007. These options vested over a four-year period from the date of grant and became fully vested on February 14, 2011.

(4)
Mr. Aguiar received performance-contingent RSAs under our 2004 Incentive Plan on February 11, 2011, which we refer to as "Six-Year Performance RSAs." The remaining performance milestone required for the shares to be eligible to vest based on Mr. Aguiar's continued service was achieved on November 18, 2016, as described above in the "Equity Incentive Compensation—2011 Performance RSAs" section of the "Compensation Discussion and Analysis" beginning on page 33. The shares will vest on November 20, 2017, subject to Mr. Aguiar's continued employment through such date.

(5)
Mr. Aguiar received RSAs under our 2012 Incentive Plan on February 7, 2013. The first 25% of the RSAs vested on February 20, 2014, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided Mr. Aguiar remains in continuous service through each vesting date. Includes 2,812 RSAs (and 802 Theravance Biopharma ordinary shares related thereto) that were subject to achievement of a performance goal by December 31, 2014 that has already been achieved.

(6)
Mr. Aguiar received RSAs under our 2012 Incentive Plan on June 2, 2014. The first 25% of the RSAs vested on February 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided Mr. Aguiar remains in continuous service through each vesting date.

(7)
Mr. Aguiar received RSAs under our 2012 Incentive Plan on August 15, 2014, in connection with his promotion to Chief Executive Officer. The first 25% of the RSAs vested on August 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided Mr. Aguiar remains in continuous service through each vesting date.

(8)
Messrs. Aguiar, d'Esparbes and Abercrombie each received RSAs under our 2012 Incentive Plan on January 7, 2015. 25% of the RSAs vested on February 20, 2016, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided the holder remains in continuous service through each vesting date.

(9)
Messrs. Aguiar, d'Esparbes, Abercrombie and Faerm each received RSAs under our 2012 Incentive Plan on January 14, 2016. 25% of the RSAs vested on February 20, 2017, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided the holder remains in continuous service through each vesting date.

(10)
Messrs. Aguiar, d'Esparbes, Abercrombie and Faerm each received performance-contingent RSAs under our 2012 Incentive Plan on January 14, 2016. The vesting of these RSAs is contingent upon an increase in the Company's cumulative TSR over a period of up to three years from the date of grant as well as continued service, as described in greater detail in the "2016 Annual Equity Awards" section of the "Compensation Discussion and Analysis" beginning on page 33. In accordance with SEC rules, the number of shares in column (i) and the value of those shares in column (j) reflects threshold performance. In the event we are acquired prior to the third anniversary of the date of grant, the performance period then in progress will terminate and achievement of the performance metric will be determined based on TSR Compound Annual Growth Rate using the closing price of a share of our Common Stock three days prior to the closing date of such acquisition. The service-based conditions applicable to the performance-contingent RSAs will be deemed satisfied if the holder remains in continuous service through the date of the acquisition. Any RSAs for which the performance metric is not satisfied as of the closing of the acquisition will be forfeited. See the section entitled "Potential Payments Upon Termination or Change in Control" below for further details on the treatment of the performance-contingent RSAs in the event we are acquired.

(11)
Mr. d'Esparbes received RSAs under our 2012 Incentive Plan on October 16, 2014, in connection with the commencement of his employment. 25% of the RSAs vested on October 20, 2015, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided Mr. d'Esparbes remains in continuous service through each such vesting date.

(12)
Mr. Abercrombie received a grant of an option to purchase shares of our Common Stock under our 2012 Incentive Plan on June 19, 2014 in connection with the commencement of his employment. 25% of the shares subject to the option vested on June 19, 2015, and the remaining shares vest monthly over the following three years thereafter, subject to Mr. Abercrombie's continuous service through each such vesting date.

(13)
Mr. Abercrombie received RSAs under our 2012 Incentive Plan on June 19, 2014, in connection with the commencement of his employment. 25% of the RSAs vested on August 20, 2015, and an additional 25% of the RSAs will vest on each of August 20, 2017, August 20, 2018 and August 20, 2019, provided Mr. Abercrombie remains in continuous service through each such vesting date.

(14)
Mr. Faerm received RSAs under our 2012 Incentive Plan on July 23, 2015, in connection with the commencement of his employment. 25% of the RSAs vested on August 20, 2016, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided Mr. Faerm remains in continuous service through each such vesting date.

(15)
Mr. Witek received a grant of an option to purchase shares of our Common Stock under our 2012 Incentive Plan on July 24, 2014 in connection with the commencement of his employment. 25% of the shares subject to the option vested on July 1, 2015, and the remaining shares vest monthly over the following three years thereafter, subject to Mr. Witek's continuous service through each such vesting date.

(16)
Mr. Witek received RSUs under our 2012 Incentive Plan on January 7, 2015. 25% of the RSUs vested on February 20, 2016, 6.25% of the RSUs vested on each of May 20, 2016, August 20, 2016, November 20, 2016 and February 20, 2017 and will vest on each of May 20, 2017 and August 20, 2017, and the remaining 37.5% of the RSUs vest on November 20, 2017, provided Mr. Witek remains in continuous service through each such vesting date.

(17)
Mr. Witek received RSUs under our 2012 Incentive Plan on January 14, 2016. 25% of the RSUs vested on February 20, 2017, 6.25% of the RSUs vest on each of May 20, 2017, August 20, 2017, November 20, 2017, February 20, 2017, May 20, 2018 and August 20, 2018, and the remaining 37.5% of the RSUs vest on November 20, 2018, provided Mr. Witek remains in continuous service through each vesting date.

(18)
Mr. Witek received performance-contingent RSUs under our 2012 Incentive Plan on January 14, 2016. The vesting of these RSUs is contingent upon an increase in the Company's cumulative TSR over a period of up to 32 months from the date of grant as well as continued service, as described in greater detail in the "2016 Annual Equity Awards" section of the "Compensation Discussion and Analysis" beginning on page 33. In accordance with SEC rules, the number of shares in column (i) and the value of those shares in column (j) reflects threshold performance. In the event we are acquired prior to September 30, 2018, the performance period then in progress will terminate and achievement of the performance metric will be determined based on TSR Compound Annual Growth Rate using the closing price of a share of our Common Stock three days prior to the closing date of such acquisition. The service-based conditions applicable to the performance-contingent RSUs will be deemed satisfied if Mr. Witek remains in continuous service through the date of the acquisition. Any RSUs for which the performance metric is not satisfied as of the closing of the acquisition will be forfeited. See the section entitled "Potential Payments Upon Termination or Change in Control" below for further details on the treatment of the performance-contingent RSUs in the event we are acquired.

2016 Option Exercises and Stock Vested

        The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2016 and the number of shares of restricted stock and restricted stock units held by each named executive officer that vested during the 2016 fiscal year.

		Option Awards		Stock Awards
Name	Security	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)		(b)	(c)	(d)	(e)
Michael W. Aguiar	INVA	—	—	108,625	1,280,545
	TBPH	—	—	2,321	42,290
Eric d'Esparbes	INVA	—	—	41,793	486,636
George B. Abercrombie	INVA	—	—	33,751	399,622
Michael E. Faerm	INVA	—	—	32,903	382,135
Theodore J. Witek, Jr.	INVA	—	—	31,251	370,147

(1)
Value realized is based on the fair market value of our Common Stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)
Value realized is based on the fair market value of our Common Stock (or, in the case of Theravance Biopharma ordinary shares received by holders of Innoviva RSAs in the Spin-Off, the value is based on the fair market value of Theravance Biopharma's ordinary shares) on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

Potential Payments Upon Termination or Change in Control

        Each of our named executive officers is entitled to severance benefits pursuant to one of our severance plans. In addition, Mr. Aguiar is entitled to severance benefits pursuant to his letter agreement entered into in connection with his appointment as Chief Executive Officer.

Change in Control Severance Benefits

        Pursuant to our severance plans, if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Innoviva, he is entitled to the following benefits provided he signs a release of claims:

  •
  In the case of our Senior Vice Presidents, a lump sum payment equal to 150% of the officer's annual base salary and target bonus.

  •
  In the case of our Chief Executive Officer, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 18 months (in the case of our Senior Vice Presidents) or 24 months (in the case of our Chief Executive Officer), the expiration of the officer's continuation coverage under COBRA or the date when the officer obtains new employment offering comparable health insurance coverage.

  •
  Full vesting of any unvested stock options, restricted stock and RSUs held by the officer; provided, however, that the performance-contingent stock awards that were granted to our named executive officers on January 14, 2016 for which the performance metric is not achieved at or prior to the change in control will be forfeited at the time of the change in control and not eligible for such accelerated vesting.

Non-Change in Control Severance Benefits

        Chief Executive Officer.    In addition to the severance benefits Mr. Aguiar is entitled to pursuant to our Change in Control Severance Plan, Mr. Aguiar's offer letter provides that if his employment is terminated by Innoviva without cause, he will receive a lump-sum severance payment of 24 months' salary plus two times his current target bonus provided he signs a general release of claims. "Cause" means Mr. Aguiar's (i) unauthorized use or disclosure of the confidential information or trade secrets, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. In the event that Mr. Aguiar is eligible for cash severance benefits under our Change in Control Severance Plan, then the severance benefits under his offer letter would not apply.

        All Other Named Executive Officers.    Pursuant to our 2009 Severance Plan, in which all of our named executive officers other than Mr. Aguiar participate, if a named executive officer is terminated by the Company for reasons other than misconduct and the termination does not otherwise entitle the officer to severance benefits under such plan (i.e., the termination is not within 3 months prior to or 24 months after a change in control of Innoviva), he is entitled to the following benefits provided he signs a release of claims:

  •
  A lump sum payment equal to 100% of the officer's annual base salary.

  •
  The officer will remain eligible to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination, subject to the terms and conditions of the bonus program, including achievement of any performance conditions, payable at the same time as bonuses are paid to active employees.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 12 months, the expiration of the officer's continuation coverage under COBRA or the date when the officer obtains new employment offering comparable health insurance coverage.

Conditions to Receive Severance Payments Under our Severance Plans

        In order to receive severance benefits under our severance plans, an officer must sign a general release of claims. In addition, severance benefits may be conditioned upon the officer's compliance with any confidentiality agreement between the officer and the Company.

Definitions

        The following definitions are used in our severance plans:

        A "change in control" includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

        A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        An "involuntary termination" means a termination of an officer's employment by the Company for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officer's base compensation, (3) a material change in the officer's work location or (4) a material breach of the officer's employment agreement by the Company. In order to qualify as an involuntary termination, the officer must give written notice to the Company within 90 days after the initial existence of one of the conditions described above and the Company must not have cured such condition within 30 days thereafter.

        "Misconduct" means an officer's (1) commission of any material act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of our confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of the Company.

280G Tax Gross-Up

        Pursuant to our original Change in Control Severance Plan, in which Mr. Aguiar participates, if an officer meets the conditions for severance payments under such plan, and if an independent accounting firm selected by the Company determines that the officer would be subject to excise taxes under Section 4999 of the Code as a result of payments under the plan or otherwise, then the Company will pay the officer an additional amount equal to the excise taxes and any income and excise taxes due as a result of the Company's payment of the excise taxes, along with any interest or penalties stemming from these taxes. Officers hired after December 16, 2009, which includes all of our other current named executive officers, participate in our 2009 Severance Plan. The 2009 Severance Plan does not provide for excise tax gross-ups.

        The table below reflects the potential payments and benefits to which our named executive officers would be entitled under the arrangements described above. The amounts shown in the table below assume that both the change in control (if applicable) and termination of employment occurred on December 30, 2016 (the last business day of the 2016 fiscal year) and that all eligibility requirements under the severance plans (or in the case of Mr. Aguiar, pursuant to his offer letter) were met.

        The following assumptions were used in calculating the values described in the table below:

  •
  Value of Option Acceleration:  Since the exercise price per share of all unvested options held by our named executive officers was greater than the closing price of our Common Stock on December 30, 2016, no value is assigned to the acceleration of the options.

  •
  Value of Restricted Stock and Restricted Stock Unit Acceleration:  The value of the vesting acceleration of the Innoviva RSAs and RSUs was calculated by multiplying the number of unvested shares by the closing price of our Common Stock on December 30, 2016 (which was $10.70 per share). For Mr. Aguiar, who also holds unvested shares of Theravance Biopharma distributed in the Spin-Off in relation to his Innoviva RSAs, the value of the vesting acceleration of the Theravance Biopharma shares was calculated by multiplying the number of such unvested shares by the closing price of Theravance Biopharma's ordinary shares on December 30, 2016 (which was $31.88 per share).

  •
  Value of 2016 Performance-Contingent Stock Award Acceleration:  The value of the vesting acceleration of the performance-contingent stock awards granted to our named executive officers on January 14, 2016 was calculated based on maximum achievement (determined utilizing the Company's TSR Compound Annual Growth Rate in accordance with the terms of the awards).

  •
  280G Tax Gross-Up:  The calculation of the gross-up payment in the table below to Mr. Aguiar is based on an excise tax rate of 20%, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 13.30% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to Mr. Aguiar for executing a non-competition agreement.

Name	Bonus for Year of Termination ($)(1)	Cash Severance ($)		Vacation Payout ($)	Options that Vest ($)	Restricted Stock or RSUs that Vest ($)		Health and Welfare ($)(2)	Excise Tax Gross-Up ($)	Total($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)	(i)
Michael W. Aguiar
Termination Without Cause	—	2,624,503	(3)	70,700	—	—		—	—	2,695,203
Involuntary Termination in Connection with a Change in Control	562,394	2,624,503	(3)	70,700	—	5,791,166	(4)	59,736	5,014,526	14,123,025
Eric d'Esparbes
Termination Other than for Misconduct	214,213	428,425	(5)	12,208	—	—		20,736	—	675,582
Involuntary Termination in Connection with a Change in Control	214,213	963,956	(3)	12,208	—	2,009,096	(4)	31,104	—	3,230,577
George B. Abercrombie
Termination Other than for Misconduct	211,854	423,708	(5)	40,741	—	—		20,736	—	697,039
Involuntary Termination in Connection with a Change in Control	211,854	953,343	(3)	40,741	—	1,500,836	(4)	31,104	—	2,737,878
Michael E. Faerm
Termination Other than for Misconduct	211,713	423,425	(5)	19,895	—	—		29,868	—	684,901
Involuntary Termination in Connection with a Change in Control	211,713	952,706	(3)	19,895	—	1,492,768	(4)	44,802	—	2,721,884
Theodore J. Witek, Jr.
Termination Other than for Misconduct	211,202	422,404	(5)	52,801	—	—		5,964	—	692,371
Involuntary Termination in Connection with a Change in Control	211,202	950,409	(3)	52,801	—	1,420,586	(4)	8,946	—	2,643,944

(1)
Reflects payment of the officer's 2016 bonus at target.

(2)
Reflects the cost of each officer's COBRA premiums for 12, 18 or 24 months, as applicable.

(3)
Reflects payment of 150% of the officer's base salary and target bonus or, in the case of Mr. Aguiar, 200% of his base salary and target bonus.

(4)
Reflects full vesting of all unvested RSAs and RSUs (including the unvested ordinary shares of Theravance Biopharma that were distributed in the Spin-Off in relation to Mr. Aguiar's unvested Innoviva RSAs).

(5)
Reflects 100% of the officer's base salary.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plans

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	3,259,943	(1)	$23.96	(3)	3,791,468	(4)
Equity compensation plans not approved by security holders	53,595	(2)	$10.79	(3)	—

Total	3,313,538	(1)(2)	$23.72	(3)	3,791,468	(4)

(1)
Includes 2,846,876 shares issuable upon exercise of outstanding options and 413,067 shares issuable upon vesting of outstanding restricted stock units.

(2)
Includes 53,595 shares issuable upon exercise of outstanding options and no outstanding restricted stock units.

(3)
Does not take into account outstanding restricted stock units as these awards have no exercise price.

(4)
Includes 237,627 shares of Common Stock available for issuance under our 2004 Employee Stock Purchase Plan.

        The Innoviva, Inc. 2008 New Employee Equity Incentive Plan is a non-stockholder approved plan, which was adopted by the Board of Directors on January 29, 2008 and amended on July 21, 2009 and was intended to satisfy the requirements of Nasdaq Marketplace Rule 5635(c)(4). Non-statutory options, RSUs and RSAs were granted under the New Employee Equity Incentive Plan to new employees of the Company. The Board of Directors authorized 700,000 shares of Common Stock for issuance under the New Employee Equity Incentive Plan. All option grants had an exercise price per share of no less than 100% of the fair market value per share of Common Stock on the grant date. Each option, RSU and restricted stock award vests in installments over the holder's period of service with the Company. Additional features of the New Employee Equity Incentive Plan are outlined in Note 6 to our consolidated financial statements in our Annual Report on Form 10-K filed on February 28, 2017. Following the approval by stockholders of the amendment and restatement of the Innoviva, Inc. 2004 Incentive Plan at our Annual Meeting on April 27, 2010, no additional awards have been made or will be made in the future under the 2008 New Employee Equity Incentive Plan.

Insider Trading Policy

        Our Insider Trading Policy historically has prohibited directors, officers, employees and consultants of the Company and its subsidiaries from engaging in transactions in publicly traded options on the Company's securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. In March 2017, our Board of Directors amended our Insider Trading Policy to prohibit the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company's securities.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

        In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2016, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Agreements with GSK

        We have previously entered into significant agreements with GSK, which resulted in transactions with GSK during the fiscal year ended December 31, 2016 and transactions that have and may occur during the current fiscal year.

LABA Collaboration

        In November 2002, we entered into our long-acting beta2 agonist (LABA) collaboration with GSK to develop and commercialize once-daily LABA products for the treatment of chronic obstructive pulmonary disease (COPD) and asthma (the "Collaboration Agreement"). For the treatment of COPD, the collaboration has developed two combination products: (1) RELVAR®/BREO® ELLIPTA® (FF/VI) (BREO ® ELLIPTA ® is the proprietary name in the U.S. and Canada and RELVAR® ELLIPTA® is the proprietary name outside the U.S. and Canada), a once-daily combination medicine consisting of a LABA, vilanterol (VI), and an inhaled corticosteroid (ICS), fluticasone furoate (FF) and (2) ANORO® ELLIPTA® (UMEC/VI), a once-daily medicine combining a long-acting muscarinic antagonist ("LAMA"), umeclidinium bromide (UMEC), with a LABA, VI. Under the collaboration agreements between the parties, GSK and Innoviva are exploring various paths to create triple therapy medications. For the treatment of asthma, RELVAR® ELLIPTA® is approved in multiple regions outside of North America and the collaboration is further developing FF/VI for the U.S. The FF/VI program is aimed at developing a once-daily combination LABA/ICS to succeed GSK's Advair®/Seretide™ (salmeterol and fluticasone as a combination) franchise, which had reported 2014 sales of approximately $7.0 billion, and to compete with Symbicort® (formoterol and budesonide as a combination), which had reported 2014 sales of approximately $3.8 billion. ANORO® ELLIPTA®, which is also a combination product, is targeted as an alternative treatment option to Spiriva® (tiotropium), a once-daily, single-mechanism bronchodilator, which had reported 2013 sales of approximately $4.7 billion. Under the LABA Collaboration Agreement, GSK and Innoviva are exploring various paths to create triple therapy medications (the "closed triple") consisting of UMEC/VI/FF. GSK filed for regulatory approval of the closed triple combination therapy for COPD in the U.S. in November 2016 and in the EU in December 2016.

        As a result of the launch and approval of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the U.S., Japan and Europe, we were obligated to pay milestone fees to GSK totaling $220.0 million, which we have paid in their entirety as of December 31, 2014. Although we have no further milestone payment obligations to GSK pursuant to the LABA Collaboration Agreement, we continue to have ongoing development and commercialization activities under the GSK Agreements that are expected to continue over the life of the agreements. The milestone fees paid to GSK were recognized as capitalized fees paid to a related party, which are being amortized over their estimated useful lives commencing upon the commercial launch of the product.

        We are entitled to receive annual royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® as follows: 15% on the first $3.0 billion of annual global net sales and 5% for all annual global net sales above $3.0 billion. Sales of single-agent LABA medicines and combination medicines would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the LABA collaboration, such as ANORO™ ELLIPTA™, royalties are upward tiering and range from 6.5% to 10%.

        As a result of the transactions effected by the Spin-Off, we are now only entitled to receive 15% of the royalties payable by GSK from sales of UMEC/VI/FF while Theravance Biopharma, Inc. receives 85% of royalties received from GSK.

2004 Strategic Alliance

        In March 2004, we entered into the Strategic Alliance Agreement with GSK where GSK received an option to license exclusive development and commercialization rights to product candidates from certain of pre-Spin-Off our discovery programs on pre-determined terms and on an exclusive, worldwide basis. Upon GSK's decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. If the program is successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from the program. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. GSK has no further option rights on any of our research or development programs under the strategic alliance.

        In 2005, GSK licensed our MABA program for the treatment of COPD, and in October 2011, we and GSK expanded the MABA program by adding six additional Innoviva-discovered preclinical MABA compounds (the "Additional MABAs"). GSK's development, commercialization, milestone and royalty obligations under the Strategic Alliance Agreement remain the same with respect to GSK961081 ('081), the lead compound in the MABA program. GSK is obligated to use diligent efforts to develop and commercialize at least one MABA within the MABA program, but may terminate progression of any or all Additional MABAs at any time and return them to us, at which point we may develop and commercialize such Additional MABAs alone or with a third party. Both GSK and we have agreed not to conduct any MABA clinical studies outside of the strategic alliance so long as GSK is in possession of the Additional MABAs. If a single-agent MABA medicine containing '081 is successfully developed and commercialized, GSK is required to pay royalties of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing '081 is commercialized as a combination product, such as a '081/FF, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. For single-agent MABA medicines containing an Additional MABA, GSK is required to pay royalties of between 10% and 15% of annual global net sales up to $3.5 billion, and 10% for all annual global net sales above $3.5 billion. For combination products containing an Additional MABA, such as a MABA/ICS combination, the royalty rate is 50% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing '081 is successfully developed and commercialized in multiple regions of the world, GSK could be required to pay total contingent payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine. If a MABA medicine containing an Additional MABA is successfully developed and commercialized in multiple regions of the world, GSK could be required to pay total contingent payments of up to $129.0 million. As a result of the transactions effected by the Spin-Off, we are only entitled to receive 15% of any contingent payments and royalties payable by GSK from sales of MABA and MABA/FF while Theravance Biopharma receives 85% of those same payments.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

        Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board of Directors or a committee of our Board of Directors. Our Audit Committee, which has the principal responsibility for reviewing related person transactions, has adopted written policies and procedures with respect to related person transactions. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy to approve or ratify related person transactions only when our Board of Directors or a committee of our Board of Directors determines that the transaction is in, or is not inconsistent with, our and our stockholders' best interests, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Delivery of Documents to Stockholders Sharing an Address

        A number of brokers with account holders who are Innoviva, Inc. stockholders may be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005 Attention: Corporate Secretary or contact Eric d'Esparbes, Senior Vice President and Chief Financial Officer, at (650) 238-9640. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

CERTAIN POTENTIAL ADVERSE CONSEQUENCES OF THREATENED PROXY CONTEST

        The agreement governing our 2.125% Convertible Subordinated Notes due 2023 (the "Notes") contains "change in control" provisions. These change in control provisions are triggered if, among other things, during any consecutive two-year period, a majority of the directors on the Board of Directors consists of new directors whose election was not approved by the vote of a majority of the Company's directors who were either directors at the beginning of such two-year period or whose election or nomination for election was previously approved.

        In the event that all four of Sarissa's nominees for the Board of Directors are elected by the stockholders at the Annual Meeting, and the nomination and election of such directors was not approved by the vote of the majority of the Company's current directors, the Company may be required to make an offer to repurchase all of the outstanding Notes at a price equal to 100% of the principal and unpaid interest on such Notes. In such instance, the Company cannot assure stockholders that it would be able to obtain the financing to repurchase all of the Notes on commercially reasonable terms, if at all. As of December 31, 2016, $241.0 million in aggregate principal amount of the Notes was outstanding.

        Under Delaware case law, the Board of Directors' fiduciary duties require it to approve of the election of Sarissa's nominees for purposes of the change in control provisions in the Notes unless the Board of Directors identifies a specific and substantial risk to the Company or its creditors posed by such nominees.(1) After considering various factors and consultation with the Company's counsel, even though the Board of Directors does not believe it to be in the best interests of the Company and its stockholders to vote for and elect any of Sarissa's nominees, the Board of Directors has determined to approve, solely and specifically for the purposes of the change in control provisions in the Notes, and NOT for purposes of endorsing or otherwise supporting the election of, Sarissa's nominees. In making its determination, the Board of Directors considered a variety of factors, including, among others, the price at which the Notes are trading in the public market, the availability of capital to the Company to satisfy its obligations to repurchase any Notes that would be required to be repurchased following a change in control and the availability of replacement financing on commercially reasonably terms to satisfy any such repurchase obligations. As a result of the Board of Directors' approval of Sarissa's nominees for this limited purpose, the Company believes the election of all four of Sarissa's nominees will not trigger the change in control provisions under the terms of the Notes. Notwithstanding the above, the Board of Directors unanimously recommends that stockholders vote for all of the Board of Directors' nominees.

        A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors will constitute a change in control under the terms of several of our equity incentive plans and severance plans. With the exception of certain performance-based equity awards, all equity awards granted to our named executive officers under our equity incentive plans will fully accelerate in connection with a change in control unless such awards are assumed by the successor corporation or replaced with comparable awards. Equity awards granted under our equity incentive plans to outside directors will fully accelerate in connection with a change in control, even if they are assumed by the successor corporation or replaced by comparable awards in connection with a change in control. (See the discussion above in the section entitled "2016 Director Compensation.") In addition, all of our named executive officers are eligible to participate in one of our severance plans. Such severance plans provide for payment of severance, continued health coverage and full accelerated vesting of the named executive officer's equity awards if the named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of the Company. Additionally, our Change in Control Severance Plan, in which our CEO is the sole named executive officer eligible to participate thereunder, provides for a gross-up for excise taxes potentially due in connection with a change in control. (See the discussion above in the section entitled "Potential Payments Upon Termination or Change-in-Control.")

(1)
See Kallick v. Sandridge Energy, 68 A.3d 242, 260-61 (Del. Ch. 2013) (noting that "where an incumbent board cannot identify that there is a specific and substantial risk to the corporation or its creditors posed by the rival slate, and approval of that slate would therefore not be a breach of the contractual duty of good faith owed to noteholders with the rights to the Proxy Put, the incumbent board must approve the new directors as a matter of its obligations to the company and its stockholders, even if it believes itself to be better qualified and have better plans for the corporation than the rival slate") (emphasis added); Pontiac General Employees Retirement System v. Healthways, Inc., C.A. No. 9789-VCL (Del. Ch. Oct 14, 2014) (transcript ruling) (agreeing with the ruling in Sandridge and noting that proxy puts remain "highly suspect").

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such forward-looking statements include statements relating to: prescription and market share trends, payor coverage, the strategies, plans and objectives of the Company, future purchases under the Company's capital return program or otherwise, the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, expectations for products, and projections of revenue, expenses and other financial items. These forward-looking statements are based on the current estimates and assumptions of the management of the Company as of the date of this Proxy Statement and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of the Company to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: lower than expected future royalty revenue from respiratory products partnered with GSK; delays or difficulties in commencing or completing clinical studies; the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective; dependence on third parties to conduct its clinical studies; delays or failure to achieve and maintain regulatory approvals for product candidates; risks of collaborating with third parties to discover, develop and commercialize products; significant litigation and environmental matters; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; the ability to protect and enforce the Company's intellectual property rights; and the ability to respond to the actions of the Company's competitors. In addition to the risks described above and in the Company's other filings with the SEC, other unknown or unpredictable factors also could affect the Company's results. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

By Order of the Board of Directors
Michael W. Aguiar President and Chief Executive Officer

                        , 2017

APPENDIX A TO 2017 PROXY STATEMENT

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

        Under applicable SEC rules and regulations, members of the Board of Directors, the Board of Directors' nominees, and certain officers and other employees of the Company are "participants" with respect to the Company's solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are "participants."

Directors and Nominees

        The following table sets forth the names and business addresses of the Company's directors (all of whom are also nominees for director), as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on. The principal occupations or employment of the Company's directors are set forth under the heading "Proposal 1: Election of Directors" in this Proxy Statement.

Name	Business Name and Address
Michael W. Aguiar	Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005
Barbara Duncan	Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005
Catherine J. Friedman	Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005
Patrick G. LePore	Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005
Paul A. Pepe	Wells Fargo Securities, 375 Park Avenue, 6th Floor, New York, New York 10152
James L. Tyree	Tyree & D'Angelo Partners, 233 N Michigan Ave, Suite 2420, Chicago, Illinois 60601
William H. Waltrip	Innoviva, Inc., 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005

Certain Officers

        The following table sets forth the name and principal occupation of the Company's officers who are "participants." The principal occupation refers to such person's position with the Company, and the principal business address of each such person is 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005.

Name	Principal Occupation
Eric d'Esparbes	Senior Vice President and Chief Financial Officer
Michael Faerm	Senior Vice President and Chief Business Officer
George B. Abercrombie, RPh, MBA	Senior Vice President, Chief Commercial Officer
Theodore J. Witek, Jr., Dr.P.H.	Senior Vice President, Chief Scientific Officer

Information Regarding Ownership of the Company's Securities by Participants

        Except as described in this Appendix A or in this Proxy Statement, none of the persons listed above under "Directors and Nominees" or "Certain Officers and Other Employees" owns any Company securities of record that they do not own beneficially. The number of Company securities beneficially owned by directors and named executive officers as of March 1, 2017 is set forth under the heading "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

Information Regarding Transactions in the Company's Securities by Participants

        The following table sets forth purchases and sales of the Company's securities during the past two years by the persons listed above under "Directors and Nominees" and "Certain Officers and Other Employees." None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (March 1, 2015 through March 1, 2017)

Name	Date	Number of Shares, Non- Qualified Options and Deferred Units Acquired or (Disposed of)	Transaction Description
George Abercrombie, RPh, MBA	11/15/2015	1,538	(3)
	1/14/2016	92,587	(2)
	2/19/2016	(5,376)	(4)
	5/13/2016	2,500	(3)
	5/20/2016	(1,276)	(4)
	8/20/2016	(1,939)	(4)
	11/18/2016	285	(3)
	11/20/2016	(1,273)	(4)
	1/17/2017	106,718	(2)
	2/20/2017	(5,355)	(4)
Michael W. Aguiar	5/15/2015	2,500	(3)
	5/20/2015	(3,256)	(4)
	6/2/2015	(24,698)	(4)
	11/15/2015	1,279	(3)
	1/14/2016	289,334	(2)
	2/19/2016	(18,659)	(4)
	5/13/2016	2,500	(3)
	5/20/2016	(8,428)	(4)
	8/20/2016	(8,467)	(4)
	11/18/2016	(8,417)	(4)
	11/18/2016	63,135	(2)
	11/18/2016	285	(3)
	1/17/2017	333,495	(2)
	2/20/2017	(19,429)	(4)
Barbara Duncan	11/18/2016	32,461	(2)
Eric d'Esparbes	11/15/2015	1,276	(3)
	11/20/2015	(7,940)	(4)
	1/14/2016	115,734	(2)
	2/19/2016	(5,457)	(4)
	5/13/2016	2,500	(3)
	5/20/2016	(2,818)	(4)
	8/20/2016	(2,845)	(4)

Name	Date	Number of Shares, Non- Qualified Options and Deferred Units Acquired or (Disposed of)	Transaction Description
	8/22/2016	(3,700)	(1)
	11/15/2016	766	(3)
	11/20/2016	(3,832)	(4)
	11/21/2016	(1,800)	(1)
	1/17/2017	133,398	(2)
	2/20/2017	(8,604)	(4)
	2/21/2017	(1,825)	(1)
Michael Faerm	7/23/2015	105,288	(2)
	1/14/2016	67,126	(2)
	8/20/2016	(9,544)	(4)
	11/18/2016	232	(3)
	11/20/2016	(2,893)	(4)
	1/17/2017	133,398	(2)
	2/20/2017	(5,860)	(4)
Catherine J. Friedman	4/24/2015	13,950	(2)
	4/26/2016	18,328	(2)
Patrick G. LePore	10/26/2016	38,421	(2)
Paul Pepe	4/24/2015	13,950	(2)
	4/26/2016	18,328	(2)
James L. Tyree	4/24/2015	13,950	(2)
	6/2/2015	(2,438)	(1)
	4/26/2016	18,328	(2)
	5/18/2016	(813)	(1)
Theodore Witek, Jr., Dr.P.H.	11/15/2015	1,538	(3)
	1/14/2016	92,587	(2)
	2/19/2016	(6,486)	(4)
	5/13/2016	1,840	(3)
	5/20/2016	(1,490)	(4)
	8/20/2016	(1,501)	(4)
	11/18/2016	701	(3)
	11/20/2016	(1,487)	(4)
	11/22/2016	(3,700)	(1)
	1/17/2017	106,718	(2)
	2/20/2017	(6,367)	(4)
William H. Waltrip	4/24/2015	13,950	(2)
	5/27/2015	16,313	(5)
	5/27/2015	(16,313)	(1)
	4/26/2016	18,328	(2)

(1)
Open market sale through individual's 10b5-1 Plan.

(2)
Grant of Restricted Stock Award or Restricted Stock Units.

(3)
Purchased through the Employee Stock Purchase Plan.

(4)
Withheld for taxes associated with quarterly vesting of previously granted employee equity award.

(5)
Exercise or conversion of derivative security exempted pursuant to Rule 16b-3.

Miscellaneous Information Concerning Participants

        Except as described in this Appendix A or in this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the "Participant Affiliates") is either a party to any transaction or series of transactions since January 1, 2016 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix A or in this Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

        Except as described in this Appendix A or in this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

        Except as described in this Appendix A or in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2016 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

        Except as described in this Appendix A or in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION, DATED MARCH [6], 2017 INNOVIVA, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Innoviva, Inc. Common Stock for the upcoming Annual Meeting of Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-888-216-1318, on a touch-tone phone. If outside the U.S. or Canada, call 1-646-880-9098. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR 2. Vote by Internet—Please access https://www.proxyvotenow.com/inva, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the WHITE proxy card in the postage-paid envelope provided, or mail to: Innoviva, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark vote as in this sample The Board of Directors recommends you vote FOR ALL nominees for Director listed in Proposal 1, FOR Proposal 2 and ONE YEAR on Proposal 3. 1. Election of Directors - Nominees: 01-Michael W. Aguiar, 02-Barbara Duncan, 03-Catherine J. Friedman, 04-Patrick G. LePore, 05-Paul A. Pepe, 06-James L. Tyree, 07-William H. Waltrip The Board of Directors recommends you vote FOR Proposal 4. 4. Ratify the selection by the Audit Committee of the Board of Directors for Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. FOR AGAINST ABSTAIN FOR ALL FOR ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below: WITHHOLD ALL The Board of Directors recommends you vote AGAINST Proposal 5. 5. Vote on a stockholder proposal, if properly presented at the annual meeting, to repeal certain provisions of the Company’s Bylaws. FOR AGAINSTABSTAIN FOR AGAINST ABSTAIN 2. Approve an advisory non-binding resolution regarding executive compensation. 3. Approve an advisory non-binding resolutionONE YEAR TWO YEARS THREE YEARS ABSTAIN on the frequency of holding an advisory vote on executive compensation. Date: , 2017 Signature Signature (If jointly held) Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. X You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the samOeRmanner as if you had executed a proxy card.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 INNOVIVA, INC. Annual Meeting of Stockholders [ ], 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Michael W. Aguiar and Eric d’Esparbes and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Innoviva, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held [ ], 2017, or at any adjournment or postponement WHITE PROXY thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned revokes any proxy previously given to vote at such Annual Meeting. This proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted FOR all nominees for Director listed in Proposal 1, FOR Proposals 2 and 4, ONE YEAR on Proposal 3, and AGAINST Proposal 5. Continued and to be signed and dated on reverse side.